Exhibit 2.1

PURCHASE AGREEMENT

BY AND AMONG

ESSEX CORPORATION

THE WINDERMERE GROUP, LLC

WINDERMERE HDS, LLC

WINDERMERE INFORMATION TECHNOLOGY SYSTEMS, LLC

AND

THE SELLERS OF THE WINDERMERE GROUP, LLC

February 28, 2005

TABLE OF CONTENTS

1.	DEFINITIONS AND REFERENCES		2
	1.1	Definitions	2
	1.2	Certain References	11
2.	PURCHASE AND SALE OF INTERESTS AND RELATED MATTERS		12
	2.1	Purchase and Sale of Interests	12
	2.2	Purchase Price	12
	2.3	Section 754 Election/Allocation of Purchase Price	14
3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE ACTIVE SUBSIDIARIES AND THE SELLERS		14
	3.1	Organization	14
	3.2	Subsidiaries	14
	3.3	Organizational Documents; Books and Records	15
	3.4	Capitalization	15
	3.5	Powers; Consents; Absence of Conflicts, Etc	16
	3.6	Binding Agreement	17
	3.7	Third Party Rights	17
	3.8	Legal and Regulatory Compliance	17
	3.9	Financial Statements	17
	3.10	No Undisclosed Liabilities	18
	3.11	Recent Activities	18
	3.12	Accounts Receivable; Inventory	19
	3.13	Condition of Assets	20
	3.14	Title to Personal Property	20
	3.15	Real Property	20
	3.16	Environmental Matters	20
	3.17	Intellectual Property	22
	3.18	Insurance	25
	3.19	Permits and Licenses	25
	3.20	Interested Party Transactions	25
	3.21	Material Contracts	26
	3.22	Government Contracts and Subcontracts	28
	3.23	Customer Contracts	30
	3.24	Employees and Employee Relations	31
	3.25	Employee Benefit Plans	33
	3.26	Compliance with Laws	36
	3.27	Governmental Approvals	37
	3.28	Litigation and Proceedings	37
	3.29	Taxes	38
	3.30	Books and Records	42
	3.31	Banking Relationships	42
	3.32	Restrictions on Business Activities	42
	3.33	Operation of the Business	43
	3.34	Certain Payments	43
	3.35	Full Disclosure	43

i

3A	REPRESENTATIONS AND WARRANTIES OF SELLERS		43
	3A.1	Ownership of Interests	43
	3A.2	Powers, Consents, Absence of Conflicts, Etc	43
	3A.3	Enforceability	44
	3A.4	Absence of Claims	44
	3A.5	No Litigation	44
4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		44
	4.1	Organization	44
	4.2	Powers; Consents; Absence of Conflicts, Etc.	44
	4.3	Binding Agreement	45
	4.4	Legal and Regulatory Compliance	45
	4.5	Investment Representation	45
	4.6	Restricted Securities	46
	4.7	Purchaser’s Due Diligence	46
	4.8	Brokerage Payments	46
5.	COVENANTS AND AGREEMENTS OF THE COMPANY AND SELLERS		46
	5.1	Operations	46
	5.2	Purchaser Access to and Provision of Additional Information; Public Disclosure	47
	5.3	Exclusivity	47
	5.4	Insurance Ratings	47
	5.5	Consent of Others	48
	5.6	Notification of Certain Matters	48
	5.7	The Company’s and Sellers’ Efforts to Close	48
6.	COVENANTS AND OBLIGATIONS OF PURCHASER		48
	6.1	Consent of Others	48
	6.2	Purchaser’s Efforts to Close	49
	6.3	Notification of Certain Matters	49
7.	ADDITIONAL COVENANTS AND OBLIGATIONS		49
	7.1	Costs and Expenses	49
	7.2	Fulfillment of Conditions	49
	7.3	Hart-Scott-Rodino Antitrust Improvements Act of 1976	49
	7.4	Tax Matters	50
8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		52
	8.1	Accuracy of Representations and Warranties; Covenants	52
	8.2	Adverse Action or Proceeding	52
	8.3	Pre-Closing Confirmations	52
	8.4	Extraordinary Events	52
	8.5	Opinion of Purchaser’s Counsel	52
	8.6	Delivery of Closing Documents	52
	8.7	Affiliate Lease(s)	52
	8.8	Agreement with Raymond Tate	53
	8.9	Operating Agreement with The Windermere Group, LLC and Subsidiaries	53
	8.10	Purchaser’s Institution of Key Employee Retention Plan	53
9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		53
	9.1	Representations and Warranties; Covenants	53

	9.2	Adverse Action or Proceeding	53
	9.3	Pre-Closing Confirmations and Contractual Consents	54
	9.4	Extraordinary Events	54
	9.5	Environmental Reports	54
	9.6	Key Employees	54
	9.7	Releases and Non-Disclosure and NonCompetition Agreements	54
	9.8	Agreement with Raymond Tate	54
	9.9	Affiliate Lease(s)	54
	9.10	Customer Assurances	54
	9.11	Opinion of the Sellers’ Counsel and the Company’s In-House Counsel	55
	9.12	Due Diligence	55
	9.13	Landlord Estoppels	55
	9.14	FIRPTA Certificate	55
	9.15	Working Capital Requirement	55
	9.16	Contract/Plan Terminations	55
	9.17	Sale and Conveyance of Real Property	55
	9.18	Closure of Arrangements With Liberty Technologies Unlimited, Inc. and Robert G. Pozgar	55
	9.19	WATD Division	56
	9.20	Escrow Agreement	56
	9.21	Delivery of Closing Documents	56
10.	CLOSING; TERMINATION OF AGREEMENT		56
	10.1	Closing	56
	10.2	The Company’s and Seller’s Deliverables at Closing	56
	10.3	Purchaser’s Deliverables at Closing	58
11.	POST-CLOSING AGREEMENTS		58
	11.1	Further Assurances	58
	11.2	Post-Closing Maintenance of and Access to Information	59
	11.3	Operation of Company as Wholly-Owned Subsidiary Through February 28, 2006	59
12.	PURCHASER’S RIGHT OF OFFSET		60
13.	INDEMNIFICATION		61
	13.1	Indemnification by the Sellers	61
	13.2	Indemnification by Purchaser	62
	13.3	Notice and Control of Litigation	62
	13.4	Notice of Claim	63
	13.5	Remedies Cumulative	63
	13.6	Survival	63
	13.7	Limitations on Indemnification	63
14.	GENERAL		64
	14.1	Schedules	64
	14.2	Tax Effect	64
	14.3	Reproduction of Documents	64
	14.4	Time of Essence	64
	14.5	Consents, Approval and Discretion	65
	14.6	Choice of Law	65

14.7	Exclusive Jurisdiction	65
14.8	Benefit; Assignment	65
14.9	Third-Party Beneficiary	65
14.10	Waiver of Breach, Right or Remedy	65
14.11	Notices	65
14.12	Waiver of Jury Trial	66
14.13	Severability	66
14.14	Entire Agreement; Amendment	67
14.15	Drafting	67
14.16	Confidentiality; Public Announcement	67

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, made and entered into effective as of February 28, 2005, is by and among Essex Corporation, a publicly traded Virginia corporation (“Purchaser”), The Windermere Group, LLC, a Maryland limited liability company (the “Company”), the Company’s wholly owned, active subsidiaries, Windermere HDS, LLC, a Maryland limited liability company and Windermere Information Technology Systems, LLC, a Maryland limited liability company (collectively, the “Active Subsidiaries”), and The Susan Katharine Tate Burrowbridge, LLC, a Maryland limited liability company, The Elizabeth Tate Winters, LLC, a Maryland limited liability company, and The Andrew Patrick Tate, LLC, a Maryland limited liability company (each a “Seller” and collectively the “Sellers”), being the owners of all of the Company’s issued and outstanding ownership and membership interests on the effective date hereof.

RECITALS:

WHEREAS, the Company and its Subsidiaries provide engineering services, software development and information technology solutions to government agencies, the intelligence community and commercial customers (the “Business”);

WHEREAS, the Sellers own all of the issued and outstanding ownership and membership interests of the Company (the “Interests”);

WHEREAS, based upon the representations and warranties of the Company, the Subsidiaries and the Sellers, the Purchaser desires to acquire from the Sellers, and the Sellers desire to sell, assign and transfer to Purchaser, all of the Interests, on the terms and subject to the conditions set forth herein;

WHEREAS, the parties entered into a Term Sheet effective as of January 5, 2005 (the “Term Sheet”) which, while not binding on the parties with respect to the terms of the purchase and sale, contained certain other binding provisions on the parties and set forth the expression of a business understanding between the parties with respect to their proposed purchase and sale obligations, and pursuant to such understandings, the Purchaser has undertaken a due diligence investigation of the operations of the Company and its Subsidiaries and the Business;

WHEREAS, prior to the date of this Agreement, in order to facilitate the transactions described herein, Purchaser loaned the Company Twenty Five Million Dollars ($25,000,000) pursuant to a Promissory Note and Loan Agreement dated January 6, 2005, as amended by an Amendment to Promissory Note and Loan Agreement dated January 7, 2005 (collectively, the “Note”). All of the proceeds of the Note were used by the Company to redeem all of Liberty Technologies Unlimited, Inc.’s ownership and membership interests in the Company. The Note is guaranteed by the Active Subsidiaries and the Sellers and is secured by a first lien security interest in the Interests;

NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the Parties, intending to be legally bound, agree as follows:

1. DEFINITIONS AND REFERENCES

1.1. Definitions: As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given:

Accounts Receivable: all accounts receivable of the Company and its Subsidiaries, billed and unbilled;

Active Subsidiaries: Windermere HDS, LLC, a Maryland limited liability company and Windermere Information Technology Systems, LLC, a Maryland limited liability company;

Affiliate: any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, election or appointment of managers or directors, by Contract or otherwise;

Affiliate Leases: defined in Section 9.9;

Agreement: this Purchase Agreement and all Exhibits and Schedules attached hereto, as amended, consolidated, supplemented, or replaced by the Parties from time to time;

Assets: all assets, personal and mixed, tangible and intangible, owned or leased by the Company and its Subsidiaries and employed in the operation of the Business, but excluding the Windermere Real Property (as further defined herein) and any assets or item of personal, tangible, or intangible property transferred pursuant to that certain Redemption Agreement dated January 5, 2005;

Audited Financial Statements: the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2004 and December 31, 2003, and the audited consolidated statements of revenue and expenses, and audited consolidated statements of cash flows for the fiscal years then ended, together with the notes thereto and the report thereon of the Company’s independent certified public accountants;

Business: defined in the Recitals to this Agreement;

Closing: defined in Section 10.1;

Closing Financial Statements: the unaudited consolidated balance sheet, statement of revenues and expenses and statement of cash flows of the Company and its Subsidiaries as of and for the one (1) month period ended January 31, 2005. The balance sheet included in the Closing Financial Statements is hereinafter referred to as the “Closing Balance Sheet”;

Closing Date: the date as of which the Closing occurs;

Closing Documents: the Affiliate Lease(s), the Non-Disclosure and NonCompetition Agreements, the Employment Agreements, the Releases, and all other instruments, agreements, certificates or other documents executed or delivered pursuant to or as contemplated in this Agreement;

Code: the Internal Revenue Code of 1986, as amended;

Company: The Windermere Group, LLC, a Maryland limited liability company;

Company Products: shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for the Company, or any Subsidiary (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services;

Contracts: all written contracts, leases, license agreements and agreements relating to the Assets or the operation of the Business to which the Company or any of its Subsidiaries is a party or by which any such entity or any of the Assets are bound, including, but not limited to, employment, retention and severance agreements, vendor agreements, supply agreements, license agreements, real and personal property leases and schedules, maintenance agreements and schedules, agreements with labor organizations, bonds, mortgages and other loan agreements and all oral contracts which constitute Material Contracts as described in Section 3.21(a) herein;

Controlled Group: with respect to the Company, a group consisting of each trade or business (whether or not incorporated) which, together with the Company, would be deemed a “single employer” within the meaning of section 4001(a)(14) of ERISA, but excluding the Annapolis Technology Gateway I, LLC and Annapolis Technology Gateway II, LLC.

Copyrights: shall mean copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof;

Current Assets: total consolidated current assets of the Company and its Subsidiaries determined in accordance with GAAP;

Current Liabilities: total consolidated current liabilities of the Company and its Subsidiaries determined in accordance with GAAP;

Earn Out: the sum derived by multiplying each dollar of EBITDA earned during the period March 1, 2005 through February 28, 2006 in excess of Five and a Half Million Dollars ($5,500,000 ) by the number ten (10); provided that in no event will the Earn Out exceed the sum of Thirty Million Dollars ($30,000,000) plus the amount of any offsets allowed the Purchaser under Section 12. For purposes of calculating the Earn Out, the Purchaser shall not allocate to the Company or its Subsidiaries any additional or different expense items which are outside of the historic level of general and administrative expenses reflected in the Financial Statements, except for rent expense;

EBITDA: the consolidated earnings of the Company and its Subsidiaries before interest, taxes, depreciation and amortization, calculated in accordance with GAAP;

Effective Date: February 28, 2005, which shall be the same as the Closing Date;

Employee: any current or former employee, manager, officer or director of the Company or any Subsidiary, except where expressly modified in this Agreement to refer to “current Employees”, in which case any former employee, manager, officer or director of the Company or any Subsidiary shall be excluded from the definition of Employee;

Employee Benefit Plan: any (1) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (2) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (3) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (4) Employee Welfare Benefit Plan or material fringe benefit plan or program, including, without limitation, benefit plans relating to bonus, commission or other incentive compensation, stock options, stock purchase, stock appreciation, phantom stock, stock grants, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, personal time off, holiday pay, salary continuation, leave of absence, educational assistance, service award or Employee discounts;

Employee Pension Benefit Plan: defined in section 3(2) of ERISA;

Employee Welfare Benefit Plan: defined in section 3(1) of ERISA;

Encumbrances: levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, options to purchase, restrictions (including those on transferring, pledging, using and mortgaging), proxies, voting trusts, warrants, puts, calls, restrictions on transfer (other than restrictions imposed by Federal and state securities laws), pre-emptive or conversion rights, and Contracts to create or suffer any of the foregoing, but excluding any security interests granted to Purchaser under those certain Pledge Agreements dated January 5, 2005;

Environmental Laws: any and all Legal Requirements as in effect on the Closing Date relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the presence, production, manufacture, processing, distribution, use, treatment, handling, installation, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq.; or the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; each as heretofore amended or supplemented, and their implementing regulations, standards and policies, whether existing as of the date hereof, or previously enforced;

ERISA: the Employee Retirement Income Security Act of 1974, as amended;

ERISA Fiduciary: defined in section 3(21) of ERISA;

Financial Statements: the Audited Financial Statements and Closing Financial Statements;

GAAP: generally accepted accounting principals, as in effect in the United States, consistently applied;

Government Contract: shall mean any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement and any current proposals related to the foregoing and contracts issued in response to any such proposals;

Government Prime Contract: shall mean any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made and close-out not completed, between the Company and a Governmental Authority;

Government Subcontract: shall mean any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company and any prime contractor to a Governmental Authority or any subcontractor with respect to a Government Prime Contract;

Governmental Approval: shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority;

Governmental Authority: shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal; (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature;

Inactive Subsidiaries: Windermere Services, LLC, a Maryland limited liability company and Windermere Products, LLC, a Maryland limited liability company;

Indebtedness: all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (a) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (c) all indebtedness of such Person secured by a mortgage or other lien to secure all or part of the purchase price of the property subject to such lien or mortgage, (d) all obligations under leases which are required to be recorded as capital leases in respect of which such Person is liable as the lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, (f) any obligations under any interest rate swap agreements, (g) all interest, fees and other expenses owed with respect to the indebtedness referred to above and (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person;

Indemnified Party: any Person entitled to indemnification under Section 13;

Indemnifying Party: any Person obligated to indemnify another Person under Section 13;

Intellectual Property: all marks, names, Trademarks, service marks, Patents, patent rights, assumed names, URLs, domain names, slogans, logos, Copyrights, Trade Secrets and similar intangibles (whether registered, unregistered or the subject of a pending application for registration), including inventions, systems, processes, formulas and proprietary data, techniques, applications, hardware and software and technology developed under the Small Business Innovative Research Program;

Intellectual Property Rights: shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world;

Interest: an ownership and membership interest in the Company;

Inventory: all raw materials, work-in-process, goods, supplies, inventory, spare parts, replacement and component parts, and materials used or consumed in the Business and all documents of title or other documents representing the same;

Leased Realty Property: shall mean all rights in, to and under the real estate leases listed on Schedule 3.15 (the “Real Property Leases”), together with all of the Company’s and/or Subsidiary’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon;

Legal Requirements: any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, rule, regulation, order, decree, proclamation, treaty, convention, permit, ruling, directive, determination, decision, opinion, interpretation, judgment, writ, injunction, or award that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority;

Liability: shall mean any debt, obligation, duty or liability of any nature, but only if such debt, obligation, duty or liability would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable;

Losses: any and all damages, claims, costs, losses (including any diminution in value), liabilities, expenses or obligations (including Taxes, interest, penalties, court costs, costs of preparation and investigation, and attorneys’, accountants’ and other professional advisors’ fees and expenses);

Loss Contracts: any Contract for the sale of goods and/or services which, after full allocation of costs including overhead and general and administrative expenses, would result in less revenue than those direct and allocable costs;

Material Adverse Effect: a material adverse effect, either individually or in the aggregate, on the Business, Assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to, resulting from or relating to (ii) conditions affecting the industry in which the Company and its Subsidiaries participate or the U.S. economy as a whole; (iii) any change in accounting requirements or principles or in any applicable Legal Requirements; (iv) the compliance with the terms of, or the taking of any action required by, this Agreement; or (v) acts of terrorism or military action or the threat thereof;

Materials of Environmental Concern: any substances, materials, chemicals, flammables, explosives, pollutants, contaminants, wastes (including solid, hazardous and medical waste), or toxic substances regulated by or forming the basis of liability under any Environmental Laws, including without limitation petroleum and petroleum products, methyl chloride, cleaning agents and other hazardous substances as defined or listed under CERCLA or in any other Environmental Laws, asbestos or any material containing asbestos, polychlorinated biphenyls, and radioactive substances, including without limitation low-level nuclear materials, special nuclear materials or nuclear-byproduct materials, all within the meaning of the Atomic Energy Act of 1954 as amended, and any rules, regulations or policies promulgated thereunder;

Multiemployer Plan: defined in section 3(37) of ERISA or section 4001(a)(3) of ERISA;

Multiple Employer Plan: an Employee Pension Benefit Plan that is not a Multiemployer Plan and for which a Person who is not a member of a Controlled Group that includes the Company is or has been a contributing sponsor;

Net Earnings: on a consolidated basis, the pre-tax net income of the Company and its Subsidiaries;

Net Working Capital: the difference between Current Assets and Current Liabilities;

Note: the Promissory Note and Loan Agreement in the principal amount of Twenty Five Million Dollars ($25,000,000) dated January 6, 2005 between the Company and the Purchaser, as amended by the Amendment to Promissory Note and Loan Agreement dated January 7, 2005;

OSHA: defined in Section 3.8;

Offer: shall mean an “Offer” to which the Company is a party as defined in the Federal Acquisition Regulation (“FAR”) 2.101;

Order: shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding; provided, however, that none of the above items shall constitute an “Order” unless it directly relates to the Company, the Subsidiaries, the Business, and/or the Assets;

Other Plan: any Contract, program or arrangement which provides cash or non-cash benefits or perquisites to Employees of the Company or its Subsidiaries, but which is not (i) an Employee Benefit Plan, or (ii) the Program (as defined below);

Party: any party to this Agreement, its successors and assigns;

Party in Interest: a “party in interest” as defined in section 3(14) of ERISA, and a “disqualified person” as defined in the Code;

Patents: shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business;

PBGC: the Pension Benefit Guaranty Corporation;

Permits: defined in Section 3.19;

Person: any individual, body corporate, limited liability company, association, partnership, firm, joint venture, trust, trustee or Governmental Authority;

Proceeding: shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel;

Program: shall mean the Performance Bonus and Equity-Earn Out Program of the Company and/or its Subsidiaries;

Prohibited Transaction: defined in section 406 of ERISA and section 4975 of the Code;

Purchaser: Essex Corporation, a publicly traded Virginia corporation;

Purchaser’s Indemnified Persons: the Purchaser, its successors and assigns from time to time, and their respective Affiliates, stockholders, partners, members, directors, officers, managers, employees, agents and representatives, but excluding any of Sellers’ Indemnified Persons;

Real Property: all real property used in the conduct of the Business including that which is leased by the Company or its Subsidiaries, as more particularly described on Schedule 3.15, together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto;

Reportable Event: defined in section 4043 of ERISA;

Schedules: the schedules attached to this Agreement and incorporated herein by reference;

Sections: sections of the Agreement;

Securities Act: the Securities Act of 1933, as amended;

Sellers: the Persons identified as such in the introductory paragraph of this Agreement;

Sellers’ Indemnified Persons: Sellers, their respective successors and assigns, and their respective members, interestholders, managers, employees, agents and representatives, but excluding any of Purchaser’s Indemnified Persons;

Subsidiaries: all of the Active Subsidiaries and Inactive Subsidiaries (each referred to individually as a “Subsidiary”);

Tax: any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, occupation, privilege, premium, net worth, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, recording, stamp, sales, use, service, service use, transfer, registration, escheat, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments or services in lieu of Taxes, interest or penalties on and additions to all of the foregoing, which are due or alleged to be due to any Governmental Authority, whether disputed or not;

Tax Return: any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes;

Teaming Agreement: shall mean a “contractor team arrangement(s)” as referenced in the FAR Subpart 9.601 to which the Company or any subsidiary is a party;

Trade Secrets: shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide the Company or any Subsidiary with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto;

Trademarks: shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world; and

WARN Act: the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101-2109.

1.2 Certain References. As used in this Agreement, and unless the context requires otherwise:

(a) References to “include” or “including” means including without limitation;

(b) References to “partners” include general and limited partners of partnerships and members of limited liability companies;

(c) References to “partnerships” include general and limited partnerships, joint ventures and limited liability companies;

(d) References to any document are references to that document as amended, consolidated, supplemented or replaced by the parties thereto from time to time;

(e) References to any Legal Requirements in any representation and warranty hereunder are references to those Legal Requirements as in effect on the date such representation and warranty is made;

(f) The gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural;

(g) The Table of Contents, the division of this Agreement into Articles and Sections, and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement; and

(h) With respect to any references regarding the Company’s or any Active Subsidiary’s knowledge of a particular fact or matter, the Company and each Active

Subsidiary shall be deemed to have “knowledge” of such particular fact or matter if any former or current director or officer of the Company or any Active Subsidiary as of the date of this Agreement has actual knowledge of such fact or matter. With respect to any references regarding any Seller’s knowledge of a particular fact or matter, each Seller shall be deemed to have “knowledge” of such particular fact or matter if any member, interestholder, officer, director, employee or manager of such Seller has, of the date of this Agreement, actual knowledge of such fact or matter. Sellers represent and acknowledge that Sellers, their employees and agents have conducted a due diligence investigation of the Business, Assets, Contracts, Employees and operations of the Company and its Subsidiaries and have held discussions with the members of the Company’s “Executive Leadership Team” for purposes of making the representations and warranties set forth in Section 3.

2. PURCHASE AND SALE OF INTERESTS AND RELATED MATTERS

2.1. Purchase and Sale of Interests. Subject to the terms and conditions of this Agreement, at Closing each Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase, all of the Interests owned by such Seller, free and clear of all Encumbrances.

2.2. Purchase Price.

(a) Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and covenants of the Company, its Active Subsidiaries and the Sellers herein set forth, and as consideration for the purchase and sale of the Interests, Purchaser shall pay the Sellers by wire transfer of immediately available funds to the account(s) designated by the Sellers, on the dates set forth below, the following sums (the “Purchase Price”):

(i) on the Closing Date, $44,157,000. Of this amount (A) $11,700,000 shall be wired to a separate Seller-designated escrow account, which sum shall be held and disbursed pursuant to the terms of the Escrow Agreement attached hereto as Exhibit G to fully pay and discharge all 2003, 2004 and 2006 bonus and equity pay out obligations under the Program and (B) the balance shall be wired to a separate account(s) designated by the Sellers, plus

(ii) seventy-five (75) days following the Closing Date, the amount, if any, by which the Closing Net Working Capital (as defined in Section 2.2(b) below) exceeds Seven Hundred and Ninety Thousand Dollars ($790,000) (the “Working Capital Adjustment”),

plus

(iii) on May 31, 2006, the Earn Out (as defined in Section 1 of this Agreement), less any amounts for which the Purchaser exercises its right of offset pursuant to Section 12 of this Agreement.

The Parties acknowledge and agree that, in addition to the amounts set forth in 2.2(a)(i)(ii) and (iii) above, the Purchase Price also includes the principal amount of the Note ($25,000,000) plus the amount of all interest accrued on the Note from January 7, 2005 through the Closing Date (referred to collectively hereinafter in this Section 2.2(a) as the “Note Amounts”). Since the Company and the Sellers have an obligation to repay the Note Amounts in full on the Closing Date, the Parties have agreed to net fund the Purchase Price on the Closing Date in lieu of having the Purchaser disburse the Note Amounts to the Sellers and having the Sellers immediately return such proceeds to the Purchaser to satisfy and discharge the Note obligations. Accordingly, the portion of the Purchase Price represented by the Note Amounts shall be paid by offsetting the equivalent amounts due from the Company and the Sellers under the Note, and on the Closing Date the Purchaser shall cancel the Note and return to Sellers the certificates evidencing the Interests in the Company which had been pledged as security thereunder (so that the Sellers can deliver said certificates to the Purchaser as required in Section 10.2(i) herein), and the Note, the Pledge Agreements and the Corporate Guaranties of even date with the Note executed by the Company, the Active Subsidiaries and the Sellers shall immediately and automatically terminate and be of no further force and effect.

(b) On or before the Closing Date, Sellers will deliver to Purchaser the Audited Financial Statements and the Closing Financial Statements, all of which shall be prepared in accordance with GAAP; provided, however, that for calendar year 2004 the Sellers shall be obligated to deliver the preliminary audited financial statements prior to Closing, and shall deliver the final audited 2004 financial statements to Purchaser as soon as they are available. Based on Purchaser’s and/or its accountant’s review of the foregoing financial statements and all financial books and records relating to the consolidated financial condition of the Company and its Subsidiaries as of the Closing Date, the Purchaser will deliver a written notice to the Sellers within forty five (45) days after the Closing Date specifying its determination of Net Working Capital as of the Closing Date which, if accepted by Sellers shall be deemed the Closing Net Working Capital for purposes of calculating the payment described in Section 2.2(a)(ii) above. If the Sellers object to the Purchaser’s determination of Net Working Capital as of the Closing Date, the Sellers shall, during the fifteen (15) day period following delivery of the Purchaser’s notice, seek in good faith to resolve any differences they have with respect to the determination of Net Working Capital as of the Closing Date. If such dispute is not resolved to the mutual satisfaction of the Sellers and Purchaser within such fifteen (15) day period, the Sellers and Purchaser each shall have the right to require that such dispute be submitted to an independent certified public accounting firm selected by mutual agreement of the Sellers and Purchaser (the “Independent Accountant”). Purchaser and the Sellers will give the Independent Accountant access to the books and records, as well as any accounting work papers or other schedules relating to Net Working

Capital as of the Closing Date, and such other relevant information reasonably requested by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne by Sellers and Purchaser in inverse proportion as they may prevail on matters resolved by the Independent Accountant, which proportionate allocations shall also be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered as to the Closing Net Working Capital. The Independent Accountant shall determine the Net Working Capital as of the Closing Date in accordance with the provisions of this Agreement and GAAP. The Independent Accountant shall render its determination within seventy-five (75) days from the Closing Date, and such determination will be conclusive and binding upon the parties as the Closing Net Working Capital for purposes of calculating the payment described in Section 2.2(a)(ii) above.

2.3. Section 754 Election/Allocation of Purchase Price. The Parties agree to cooperate and take all necessary actions and make all necessary filings to effect a Section 754 election for the Company and its Active Subsidiaries to provide a step up in basis of the underlying Assets for the Purchaser. The Purchaser will provide to Sellers at Closing a draft allocation of the Purchase Price to the Assets based on the preliminary audited 2004 financial statements, and at the time the Closing Net Working Capital (as defined in Section 2.2(b)) is finally determined, the Purchaser and the Sellers shall agree on the final allocation of the Purchase Price to the Assets, which shall be binding on all Parties hereto. The Seller and the Purchaser shall further agree at the Closing on the estimated allocation of the Purchase Price to the Interests and other rights and interests being acquired by the Purchaser hereunder, which allocation shall be finally determined by mutual agreement of the Parties at or prior to the time the Closing Net Working Capital is finally determined.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE ACTIVE SUBSIDIARIES AND THE SELLERS

The Company, the Active Subsidiaries and Sellers jointly and severally make the following representations and warranties to the Purchaser on and as of the Closing.

3.1. Organization. The Company is a limited liability company duly organized and validly existing in good standing under the laws of the State of Maryland. The Company has the full power and authority required to own, lease and operate its properties and assets and to carry on its Business as now being conducted and as presently proposed to be conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction set forth in Schedule 3.1. The Company is not required to be qualified or licensed to do business as a foreign entity in any other jurisdiction, except such jurisdictions, if any, in which the failure to be so qualified or licensed would not have a Material Adverse Effect.

3.2. Subsidiaries. The Company does not have any subsidiaries other than the Subsidiaries and does not otherwise own, directly or indirectly, any shares in the capital stock of or any similar equity, partnership, or similar ownership interest in, or control, any corporation, partnership, association, joint venture or other business entity. Schedule 3.4(a)

identifies for each Subsidiary the securities or interest thereof held by the Company. The Inactive Subsidiaries have no assets or Liabilities, are not a party to or bound by any Contract and have not engaged in any business activities since their formation. Each Active Subsidiary has the full power and authority required to own, lease and operate its properties and assets and to carry on its Business as now being conducted and as presently proposed to be conducted. Each Subsidiary is duly organized and validly existing as a limited liability company in good standing under the laws of the state of Maryland. Each Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction listed in Schedule 3.2. No Subsidiary is required to be qualified or licensed to do business as a foreign entity in any other jurisdiction, except such jurisdictions, if any, in which the failure of such Subsidiary to be so qualified or licensed would not have a Material Adverse Effect.

3.3. Organizational Documents: Books and Records.

(a) The Company has delivered or made available to Purchaser accurate, correct and complete copies of (i) the Articles of Organization and Operating Agreements of the Company and its Subsidiaries, including all amendments thereto, as presently in effect; (ii) all ownership Interest/share records of the Company and its Subsidiaries, including any Interest/share ledgers; (iii) all minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Interestholders, members, managing members and/or boards of directors of the Company and its Subsidiaries (collectively, the “Resolutions”).

(b) The minute books of the Company and the Subsidiaries accurately and completely reflect all material corporate actions of its Interestholders and members and any committees thereof.

(c) The Company and the Subsidiaries are not in violation of any of the provisions of their Articles of Organization, Operating Agreements or Resolutions.

3.4. Capitalization. Schedule 3.4(a) hereto sets forth (i) the authorized capital Interests of the Company, (ii) the percentage of the issued and outstanding Interests held by each Seller (and to the extent evidenced by certificates, the number of shares designated to such Interests), and (iii) all of the current members, managing members, directors and officers of the Company and its Subsidiaries. The Sellers own all of the issued and outstanding Interests of the Company. All of the issued and outstanding Interests of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. All of the issued and outstanding Interests of the Company were offered, issued, sold and delivered in compliance with the registration requirements of the Securities Act and any applicable state securities act or an applicable exemption therefrom. There are no outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, preemptive rights, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company or its Subsidiaries is a party or which are binding upon the Company or its Subsidiaries providing for the issuance, disposition, or acquisition of any of its Interests or securities convertible into or exchangeable for its Interests. Except for the Program, which has been terminated by the Company and assumed by the Sellers, there is no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company and its Subsidiaries, and following the Closing neither the Company nor its Subsidiaries shall have any liability or obligation to any Employee or Person based upon, relating to or arising under any such Program. The Company has made available to Purchaser true and complete copies of all plan documents which set forth the terms and conditions of the Program and all documentation relating to the termination of such Program and the assignment to and assumption by Sellers of all obligations and Liabilities under the Program, all of which documentation is set forth in Schedule 3.4(b). The Company and/or its Subsidiaries do not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their Interests, equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. There are no agreements or arrangements as to which the Company and/or its Subsidiaries is a party, pursuant to which the Company or its Subsidiaries is or could be required to register its Interests or other securities under the Securities Act. Except for the Operating Agreements of the Company and its Subsidiaries, there are no shareholder, owner or member agreements, voting trusts or other agreements, arrangements or understandings that may affect the exercise of voting or any other rights with respect to the outstanding Interests of the Company and its Subsidiaries.

3.5. Powers; Consents; Absence of Conflicts, Etc. The Company and its Active Subsidiaries have the requisite power and authority to enter into this Agreement and the Closing Documents to which they are or become a Party and to perform their obligations hereunder and thereunder. The execution, delivery and performance by the Company and its Subsidiaries of this Agreement and the Closing Documents to which the Company and its Subsidiaries are or become a party and the consummation by the Company and its Subsidiaries of the transactions contemplated herein and therein:

(a) are within the Company’s and its Subsidiaries’ limited liability company powers, are not in contravention of the terms of any of their articles of organization, operating agreements and other governing documents, if any, as amended to date, and have been duly authorized by all appropriate corporate and member and interestholder action;

(b) except as set forth on Schedule 3.5(b), do not conflict with, result in any breach or contravention of, or permit the acceleration of the maturity of, any Indebtedness or liabilities of the Company or any Subsidiary, and do not create or permit the creation of any Encumbrance on or affecting any of the Assets;

(c) to the knowledge of the Company, the Active Subsidiaries and Sellers, do not violate any Legal Requirement to which the Company, any Subsidiary or the Assets may be subject (including any bulk transfer or similar law);

(d) except as set forth in Schedule 3.5(d), to the knowledge of the Company, the Active Subsidiaries and Sellers, do not conflict with or result in a breach or violation of any Contract to which the Company or any Active Subsidiary is a party or by which it is bound;

(e) except as set forth in Schedule 3.5(d), to the knowledge of the Company, the Active Subsidiaries and Sellers do not give any Governmental Authority or other Person the right to (i) challenge the transactions contemplated herein; (ii) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Contract; or (iii) revoke, suspend or modify any Governmental Approval; or

(f) to the knowledge of the Company, the Active Subsidiaries and Sellers do not except as set forth on Schedule 3.5(f), require the Company or any Subsidiary to obtain any consent or make or deliver any filing or notice to a Governmental Authority.

3.6. Binding Agreement. This Agreement and each of the Closing Documents to which the Company or its Active Subsidiaries is or becomes a party are (or upon execution and delivery will be) valid and legally binding obligations of the Company and its Subsidiaries (as applicable), enforceable against the Company and its Subsidiaries in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

3.7. Third Party Rights. Except as set forth in Schedule 3.7, there are no Contracts with, or rights of, any Person to acquire, directly or indirectly, any material Assets (other than inventory in the ordinary course of business), or any interest therein.

3.8. Legal and Regulatory Compliance. Except as set forth on Schedule 3.8, to the knowledge of the Company, the Active Subsidiaries and Sellers, the Company and the Subsidiaries have complied in all material respects with, are not in violation in any material respect of and have not received any notices of violation with respect to, any Legal Requirements, including the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (“OSHA”) and any state equivalent except to the extent such non-compliance could not reasonably be expected to have a Material Adverse Effect.

3.9. Financial Statements. Attached as Schedule 3.9 are copies of the Audited Financial Statements (including the preliminary audited 2004 financial statements if the final audited 2004 financial statements have not been delivered prior to Closing), and the Closing Financial Statements. The Financial Statements are true, complete and accurate and fairly present the financial condition, results of operations, changes in owner’s equity and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP, subject, in the case of the Closing Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements); and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved and all reserves established by the Company and its Subsidiaries and set forth in the Financial Statements are adequate for the purposes for which they were established.

3.10. No Undisclosed Liabilities. As of the Closing Date, to the knowledge of the Sellers, the Company and the Active Subsidiaries, the Company and its Subsidiaries have no Indebtedness or Liabilities and have no unasserted claims, contingent, indirect, or conditional guarantees or liabilities which are not shown or disclosed in the Financial Statements, except (i) liabilities incurred in the ordinary course of business since the date of the Closing Financial Statements, which are similar in nature and amount to the liabilities which arose during the comparable period of time covered by the Closing Financial Statements and none of which, individually or in the aggregate, would have a Material Adverse Effect, and (ii) other liabilities disclosed in the Schedules.

3.11. Recent Activities. Except as set forth on Schedule 3.11 identifying the applicable lettered subparagraph noted below, since December 31, 2004:

(a) There has been no change in the business, financial condition, results of operations, Assets, properties or liabilities of the Company or its Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b) There has been no destruction of, damage to or loss of any material Assets (whether or not covered by insurance);

(c) The Company and its Subsidiaries have not increased or agreed to increase the compensation payable to any of their Employees, consultants or agents, or made or agreed to make any bonus or severance payment to any of their Employees, consultants or agents;

(d) No labor dispute has occurred materially and adversely affecting the business of the Company or any Subsidiary;

(e) Except for the Windermere Property (as defined in Section 3.15 below) and the assets distributed to Robert Pozgar pursuant to the Redemption Agreement dated January 5, 2005 (the “Pozgar Redemption Agreement”), a copy of which has been provided to Purchaser, the Company and its Subsidiaries have not sold, assigned, transferred, distributed or otherwise disposed of any material property or Assets, except in the ordinary course of business, and they have not sold or factored, or agreed to sell or factor, any Accounts Receivable;

(f) No Encumbrance has been imposed on any of the Assets;

(g) There has been no material change in any accounting method, policy or practice of the Company and its Subsidiaries;

(h) Except with respect to the Pozgar Redemption Agreement, there has not been a declaration, setting aside or payment of a dividend or other distribution with respect to the Company’s or the Subsidiaries’ Interests or any direct or indirect redemption, purchase, acquisition or other disposition of the Interests of the Company or its Subsidiaries;

(i) Except for the Note, neither the Company nor any Subsidiary has incurred any Indebtedness or guaranteed the Indebtedness of any other Person, except for borrowings by the Company in the ordinary course of business and borrowings under the Company’s existing credit facility with Bank of America, in accordance with the terms of such facility and the Note;

(j) Neither the Company nor any Subsidiary has issued or sold, or contracted to issue or sell, any of its Interests or securities exchangeable, convertible or exercisable therefor, or any warrants, options or rights to purchase any of the foregoing;

(k) Neither the Company nor any Subsidiary has entered into any collective bargaining agreement;

(l) Neither the Company nor any Subsidiary has entered into any related-party transactions, other than routine advances for employee travel expenses;

(m) Neither the Company nor any Subsidiary has paid or agreed to pay to any Person damages, fines, penalties or other amounts in respect of any actual or alleged violation of any Legal Requirement; and

(n) Except for the termination of the Program, neither the Company nor any Subsidiary has instituted any new, terminated, amended or otherwise modified any Employee Benefit Plan or Other Plan, except for amendments required to comply with applicable Legal Requirements.

3.12. Accounts Receivable; Inventory.

(a) Schedule 3.12(a) sets forth an accurate and complete aged list of all Accounts Receivable of the Company and its Subsidiaries existing as of January 31, 2005, separately showing those receivables that as of such date have not yet been billed (“Unbilled Receivables”), and billed receivables that have been outstanding (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, and (iv) more than 90 days. Unbilled Receivables shall be further itemized on Schedule 3.12(a) by separately showing the amount of Unbilled Receivables that are the result of contractual hold backs under Government Contracts as of December 31, 2004 (“Hold Back Receivables”). Each Accounts Receivable that has been billed is and each Hold Back Receivable will be when billed (i) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions; (ii) a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent; and (iii) fully collectible, net of any reserve for uncollectible accounts. Since December 31, 2004, no Accounts Receivable have been written off or sold by the Company or any Subsidiary.

(b) Any Inventory in existence on the Closing Date is in good and merchantable condition, usable or saleable in the ordinary course of business consistent with the past practice of the Company and its Subsidiaries.

3.13. Condition of Assets. Except as set forth on Schedule 3.13, all vehicles, machinery, equipment and other tangible assets used in the Business of the Company or any Subsidiary are free of material defects and deficiencies and in good operating condition and repair (ordinary wear and tear excepted) and are suitable for continued use in the manner in which they are presently being used.

3.14. Title to Personal Property. The Company and its Subsidiaries own and hold good and valid title or leasehold title to all Assets, free and clear of any Encumbrances other than the leases or Encumbrances described in Schedule 3.14.

3.15. Real Property. Neither the Company nor its Subsidiaries currently own any Real Property. The Company formerly owned the Real Property located at 2000 Windermere Court in Annapolis, Maryland (the “Windermere Property”), which serves as the principal office for the Company’s Subsidiaries. The Windermere Property will be leased to the Company post-Closing pursuant to the Affiliate Lease(s) referenced in Sections 8.7 and 9.9 of this Agreement. Schedule 3.15 sets forth an accurate, correct and complete list of all Real Property Leases to which the Company or any Subsidiary is bound (including the street address of each Leased Real Property and the name of the lessor) and a list of Contracts affecting each Leased Real Property. The Company and/or its Subsidiaries have been in lawful possession of the premises covered by each Real Property Lease since the commencement of the original term of such Lease. The Company has delivered or made available to Purchaser accurate, correct and complete copies of each Real Property Lease to which the Company or any Subsidiary is bound, and copies of existing title insurance policies, title reports and surveys, if any in its possession, for the real property subject to the Real Property Leases. All Real Property Leases are valid and effective in accordance with their respective terms and to the knowledge of the Company, the Active Subsidiaries and Sellers there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

3.16. Environmental Matters. Except as set forth on Schedule 3.16 identifying the applicable lettered subparagraph noted below,

(a) There are no present or past actions, activities, circumstances, conditions, events or incidents, including without limitation any release or threatened release, disposal, dumping, discharge, spill, leak, pumping, pouring, emitting, injection, placement, handling, installation, escaping, leaching or migration, related to Materials of Environmental Concern, that could form the basis for the assertion of any liability against the Company or its Subsidiaries, the Business or any Real Property used therein, or, to the knowledge of the Company, the Active Subsidiaries and Sellers, against any predecessor.

(b) The Company and its Subsidiaries, the Business, and any other Person for whose conduct the Company and its Subsidiaries are or may be held responsible have no liability under, and have been and are currently in material compliance with all Environmental Laws.

(c) The Company and its Subsidiaries have all material Permits, as defined in Section 3.19, which are necessary under Environmental Laws for the operation of the Business as currently conducted and no grounds exist for the revocation, suspension or limitation of any of the Permits. All Permits required under Environmental Laws that are currently owned, held, or possessed by the Company and its Subsidiaries are listed in Schedule 3.16.

(d) The Company, its Subsidiaries, the Business, and the Real Property are not currently subject to any pending or, to the Company’s, any Active Subsidiary’s or any Seller’s knowledge, threatened civil or criminal judicial action, administrative action, suit, proceeding, hearing, investigation, demand letter, notice of violation, order, judgment, decree, or settlement with any continuing obligation, alleging or relating to a violation of or liability under any Environmental Law or any other liability due to any Materials of Environmental Concern.

(e) Neither the Company nor any Subsidiary is subject to any pending or, to the Company’s, any Active Subsidiary’s or any Seller’s knowledge, threatened order from or claim by any Governmental Authorities or third party claimant relating to the release of any Materials of Environmental Concern, and neither the Company nor any Subsidiary has reported or, to the Company’s, any Active Subsidiary’s or any Seller’s knowledge, should have reported a release pursuant to any Environmental Laws.

(f) Neither the Company nor any Subsidiary has received written notice from any Government Authority or a third party claimant to the effect that it is or may be liable under Environmental Laws as a result of the use, handling, installation, generation, storage, treatment, disposal, or arrangement for disposal of Materials of Environmental Concern. To the Company’s, any Active Subsidiary’s or any Seller’s knowledge, no offsite disposal location to which the Company or its Subsidiaries sent Materials of Environmental Concern has been identified by any Government Authority or a third party claimant to the effect that the owner(s), operator(s), transporters, or generators are or may be liable under Environmental Laws as a result of disposal practices.

(g) To the knowledge of the Sellers, the Company, and the Subsidiaries, no land use restriction has been imposed on any Real Property leased by the Company or its Subsidiaries by any Governmental Authorities, by mutual consent with any third parties, or by unilateral voluntary action of the Company or any Subsidiary in connection with the presence on or off the Real Property leased by the Company or its Subsidiaries of any Materials of Environmental Concern.

(h) To the knowledge of the Sellers, the Company, and the Subsidiaries, there are no aboveground or underground storage tanks located on Real Property leased by the Company or any Subsidiary.

(i) To the Company’s, any Active Subsidiary’s or any Seller’s knowledge, there is no friable asbestos contained in or forming part of any building, building component, structure or office space leased by the Company or any Subsidiary. If any non-friable asbestos is contained in or forms part of any building, building component, structure or office space leased by the Company or any Subsidiary, there is an operations and maintenance plan in place to manage such non-friable asbestos in accordance with Environmental Laws.

(j) To the Company’s, any Active Subsidiary’s or any Seller’s knowledge, there is no lead paint, pipes or solder or mold or other condition in any form or quantity sufficient that might be considered to cause “sick building syndrome” contained in any building, building component, structure or office space leased by the Company or any Subsidiary.

(k) The Company has made available to Purchaser all documents, records and information in its possession or control or available to the Company or its Subsidiaries concerning compliance or noncompliance with Environmental Laws relevant to the Company and its Subsidiaries, the Business, and any Real Property leased or formerly owned by the Company or any Subsidiary, whether generated by the Company, its Subsidiaries or others, including without limitation, compliance audits, environmental audits, environmental reports, environmental risk assessments, reports and documentation regarding removal of above or underground storage tanks and related remediation, if any, or site assessments of the Business or the Real Property and/or any adjacent property or other property in the vicinity of the Real Property owned or operated by the Company, its Subsidiaries or others, documentation regarding on-site and off-site handling, storage, transportation, recycling, reclamation, reuse, treatment, or disposal of Materials of Environmental Concern, spill control plans, and environmental agency reports and correspondence.

3.17. Intellectual Property.

(a) Schedule 3.17 contains a complete list of (i) all Intellectual Property of the Company and its Subsidiaries specifying whether such Intellectual Property is owned by, licensed to, or otherwise held by or for the benefit of the Company or any Subsidiary, and indicating the status (completed or in process) of all patents, patent applications, trademarks, trademark applications, intent to use applications or other registrations or applications relating to trademarks and copyrights and applications for copyright registration, and (ii) all licenses and sublicenses granted by or to the Company or any Subsidiary with respect to any Intellectual Property.

(b) Each item of Intellectual Property (i) is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any Encumbrances. The Intellectual Property constitutes all the Intellectual Property Rights used in and/or necessary to the conduct of the Business of the Company and its Subsidiaries, including but not limited to the design, development, manufacture, use, import, sale, distribution and license of the Company Products (including those currently under development).

(c) The Company and its Subsidiaries has the right to use the Intellectual Property used by the Company or such Subsidiary in the conduct of the Business, and no Proceedings have been instituted or, to the Company’s, any Active Subsidiary’s or any Seller’s knowledge, threatened which challenge the Company’s or any Subsidiary’s right to use the Intellectual Property used by the Company or any Subsidiary in the operation of the Business. Each of the Company and its Subsidiaries has the right to use internally developed software used by the Company or such Subsidiary in the conduct of the Business, and no Proceedings have been instituted or, to the Company’s, any Active Subsidiary’s or any Seller’s knowledge, threatened which challenge the Company’s or any Subsidiary’s right to use such internally developed software.

(d) The Company, the Active Subsidiaries and Sellers have no knowledge of any facts, circumstances or information that (i) would render any item of the Intellectual Property invalid or unenforceable, or (ii) would adversely affect or impede the ability of the Company to use any item of the Intellectual Property in the conduct of the Business of the Company and its Subsidiaries. The Company, its Active Subsidiaries and the Sellers have not misrepresented, or failed to disclose, and have no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for registration of any item of the Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Intellectual Property Right.

(e) The Company and its Subsidiaries have taken all reasonably necessary action to maintain and protect (i) the Intellectual Property, and (ii) the secrecy, confidentiality, value and the rights in the Trade Secrets of the Company and its Subsidiaries and those provided by any Person to the Company or any Subsidiary, including by having and enforcing a policy requiring all Employees, consultants and contractors of the Company and its Subsidiaries to execute appropriate confidentiality and assignment agreements. All copies thereof shall be delivered or made available to Purchaser at Closing. The Company, its Active Subsidiaries and Sellers have no knowledge of any violation or unauthorized disclosure of any Trade Secret related to the Business of the Company and its Subsidiaries, or obligations of confidentiality with respect to such.

(f) The operation of the Business as it is currently conducted prior to the Closing, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and license of the Company Products (including any currently under development), does not and will not, and to the knowledge of the Company, the Active Subsidiaries and Sellers, will not when operated by Purchaser, the Company or its Subsidiaries substantially in the same manner following the Closing, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person, constitute unfair competition or unfair trade practices or violate any other Legal Requirements, and the Company and its Subsidiaries have not received notice from any Person claiming that such operation or any Company Product (including any currently under development) infringes or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or unfair trade practices or violates any other Legal Requirements (nor does the Company, any Active Subsidiary or any Seller have knowledge of any basis therefor).

(g) The Company, the Active Subsidiaries and Sellers have no knowledge that any Person is violating, infringing or misappropriating any Intellectual Property Right of the Company or any Subsidiary. The Company, the Active Subsidiaries and Sellers are not aware of possible infringements of the Intellectual Property upon other company’s intellectual property.

(h) The Company and Subsidiaries have not received notice or any threat of any Proceedings before any Governmental Authority (including before the United States Patent and Trademark Office) anywhere in the world related to any of their Intellectual Property, including any registered Intellectual Property Rights.

(i) No Intellectual Property or Company Product is subject to any Proceeding or any outstanding decree, order, judgment, office action, settlement, consent stipulation or other agreement that restricts in any manner the use, exploitation, transfer or licensing thereof by the Company or any Subsidiary, or that may affect the validity, use or enforceability of such Intellectual Property.

(j) Except for the Noncompetition Agreement entered into on January 5, 2005 by and between Purchaser and Company, which by its terms expressly survives the consummation of the purchase of the Interests for the term stated therein, neither this Agreement or the transactions contemplated herein, will result in (i) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; or (ii) Purchaser, Company or any Subsidiary being obligated to pay any royalties or other amounts to any third party which were not formerly paid in the ordinary course of business prior to the Closing.

(k) Each of the Company and its Subsidiaries has the right to use, and a proper fully paid up license for, each copy of software (other than internally developed software), hardware application programs and similar systems used by the Company or any Subsidiary in the conduct of the Business.

3.18. Insurance. Schedule 3.18 sets forth an accurate and complete list of all insurance policies, self insurance programs, fidelity bond and all other insurance arrangements currently in effect that insure the Company, its Subsidiaries and the Business (individually the “Insurance Policy” and collectively the “Insurance Policies”). With respect to third party insurance, Schedule 3.18 sets forth the name of each insurer and the number, coverage, limits, term and premium for each such policy of insurance, and identifies all claims presently pending under each such policy. All of the Insurance Policies are now and until Closing will remain valid, outstanding, in full force and effect, and enforceable with no premium arrearages. To the knowledge of the Company, the Active Subsidiaries and Sellers, the Company and its Subsidiaries are not in breach of any Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any Insurance Policy. The Company and its Subsidiaries have not received any notice of breach, cancellation or non-renewal of any Insurance Policy. The consummation of the transactions contemplated herein will not cause a breach, termination, modification, or acceleration of any Insurance Policy. There is no claim under any Insurance Policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. The Company and its Subsidiaries have not received any notice of, nor does the Company, any Active Subsidiary or any Seller have any knowledge of any facts that might result in, a material increase in the premium for any Insurance Policy. The Company and its Subsidiaries have not been denied, or reduced or requested a reduction in the scope or amount of, any insurance coverage under any Insurance Policy. No insurance carrier has reduced, or given notice of its intention to reduce, any insurance coverage under any Insurance Policy, and, to the Company’s, the Active Subsidiaries’ and Sellers’ knowledge, there exist no grounds to cancel or avoid any Insurance Policy or the coverage provided thereby. True, correct and complete copies of the Insurance Policies and any endorsements thereto have been delivered to Purchaser.

3.19. Permits and Licenses. To the knowledge of the Company, the Active Subsidiaries and Sellers, the Company and its Subsidiaries each have all material consents, licenses, certificates, permits, grants or other authorizations necessary for the conduct of the Business as it is currently conducted (the “Permits”). Schedule 3.19 contains an accurate list and summary description of all Permits owned or held by the Company and its Subsidiaries relating to the ownership or operation of the Business and the Assets, all of which, to the Company’s, the Active Subsidiaries’ and Sellers’ knowledge, are in full force and effect. To the Company’s, the Active Subsidiaries’ and Sellers’ knowledge, no grounds exist for the revocation, suspension or limitation of any of the Permits.

3.20. Interested Party Transactions. Except as set forth in Schedule 3.20 and in the Pozgar Redemption Agreement (as defined in Section 3.11(e)), to the knowledge of the Company, the Active Subsidiaries, and the Sellers, no Affiliate, and no officer, director, interestholder, member or business area manager of the Company or any Subsidiary (nor any sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest), has, directly or indirectly, (i) any interest in any entity that purchases from or sells or furnishes to the Company or any Subsidiary any goods or services, (ii) an interest in or is a party to any contract, transaction or business dealing of the Company or any Subsidiary; (iii) any claim or cause of action of any kind (whether in law or in equity) against the Company or any Subsidiary; (iv) is indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loan or extend or guarantee credit) to any of such Persons, other than with respect to obligations to pay accrued salaries, reimbursable expenses and other standard Employee benefits; (v) an interest in any Asset, property or other right used in the conduct of or otherwise related to the Business of the Company and its Subsidiaries; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 3.20.

3.21. Material Contracts.

(a) Schedule 3.21(a) sets forth an accurate, correct and complete list of all material Contracts of the Company or any Subsidiary (collectively the “Material Contracts”), including but not limited to:

(i) Other than the Note, all Contracts under which the Company or any Subsidiary has any Indebtedness or Liability in excess of $20,000;

(ii) All Contracts to sell or deliver products or services at a price which does not cover the cost (including labor, materials and production overhead) associated with such product or service;

(iii) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of expenses or profits;

(iv) Any power of attorney, proxy or similar instrument;

(v) Any Contract containing confidentiality or nondisclosure obligations, covenants not to compete, non-solicitation clauses or other restrictive covenants which limit the freedom of the Company or its Subsidiaries to engage in any line of business or to contract with or to solicit or hire any Person in any geographical area;

(vi) Any dealer, distribution, joint marketing, sales representative, value added, remarketer or other Contract for distribution of the Company’s or any Subsidiary’s products or services;

(vii) All Contracts which provide for payment or performance by either party thereto involving consideration of more than $20,000; and

(viii) Each and every other Contract which is material to the financial condition, earnings, operation or Business of the Company or any Subsidiary.

(b) The Company and its Subsidiaries have delivered or made available to Purchaser accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof. All nonmaterial Contracts of the Company and its Subsidiaries do not, in the aggregate, represent a material portion of the Liabilities of the Company and its Subsidiaries.

(c) Each Contract of the Company and its Subsidiaries is currently valid and in full force and effect, and is enforceable by the Company or its Subsidiary in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium as similar laws affecting creditors’ rights generally and by general principles of equity.

(d) (i) No party has notified the Sellers, the Company or any Subsidiary that the Company or any Subsidiary is in default under any Contract. To the knowledge of the Company, its Active Subsidiaries and Sellers, no event has occurred, and no circumstance or condition exists, that would (with or without notice or lapse of time) (a) result in a violation or breach of any of the provisions of any Contract; (b) give any Person the right to declare a default or exercise any remedy under any Contract; (c) give any Person the right to accelerate the maturity or performance of any Contract or to cancel, terminate or modify any Contract; or (d) otherwise have a Material Adverse effect on the Company or any Subsidiary; and

(ii) Neither the Company nor its Subsidiaries have waived any remaining rights under any Contract.

(e) To the knowledge of the Sellers, the Company and the Active Subsidiaries, each Person against which the Company or any Subsidiary has or may acquire any rights under any Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to the Company and/or any Subsidiary.

(f) The performance of the Contracts will not result in any violation of or failure by the Company or any Subsidiary to comply with any Legal Requirement.

(g) Except as set forth in Schedule 3.5(d), to the knowledge of the Sellers, the Company and the Active Subsidiaries, the Purchaser’s acquisition of the Interests of the Company, and any subsequent merger or consolidation of the Company and its Subsidiaries with or into the Purchaser, will not give any third party the right to terminate any Contract, or result in any penalty or premium to, or adverse change in the rights, remedies, benefits or obligations of, any party thereunder.

3.22. Government Contracts and Subcontracts.

(a) To the knowledge of the Company, the Active Subsidiaries and Sellers, except for the matter referenced in Schedule 3.22(a), no material cost incurred by the Company or any Subsidiary pertaining to any Government Contract has been questioned or challenged by any representative of a Governmental Authority, and, to the Company’s, the Active Subsidiaries’ and the Sellers’ knowledge, no such material cost is the subject of any investigation, or has been disallowed by the U.S. Government, and no amount of money due to the Company or any Subsidiary pertaining to any Government Contract has been withheld or set off nor has any claim been made to withhold or set off money and the Company and each Subsidiary is entitled to all progress payments received with respect thereto other than those Government Contracts which by their terms provide for withholding certain amounts of money until such contract is complete; and all amounts previously charged or at present carried as chargeable by the Company or any Subsidiary to any Government Contract have been or will be reasonable, allowable and allocable to each such Government Contract; and no notice has been given of a cost accounting standard noncompliance.

(b) To the knowledge of the Company, the Active Subsidiaries and Sellers, except for the matter referenced in Schedule 3.22(a), neither the Company, its Subsidiaries, nor any of their members, managers, directors, officers or Employees is, are, or in the past seven (7) years has been under administrative, civil or criminal investigation, or and has been under indictment or information by any Governmental Authority or has been the subject of any audit, investigation or action with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract. Except as disclosed in Schedule 3.22(b), since their formation, the Company and its Subsidiaries have not conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c) To the knowledge of the Company, the Active Subsidiaries and Sellers there exists no material irregularity, misstatement or omission arising under or relating to any Government Contract that has led during the last seven (7) years or could lead to any of the consequences set forth in Section 3.22(b) above, or any other material damage, penalty assessment, recoupment of payment of disallowance of cost.

(d) There exists:

(i) no outstanding material claims against the Company or its Subsidiaries, either by any Government Authority or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Government Contract; and to the knowledge of the Company, its Active Subsidiaries and Sellers, there are no facts upon which such a claim may be based in the future; and

(ii) no material disputes between the Company, any Subsidiary and any Governmental Authority under the Contract Disputes Act, the Acquisition Management System (“AMS”) or any other federal statute or regulation; or between the Company, any Subsidiary and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract; and, to the knowledge of the Company, its Active Subsidiaries and Sellers, there are no facts over which such a dispute may arise in the future.

(e) Except for claims for payment of fees and purchase prices in the ordinary course of business, the Company and each Subsidiary does not have any interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f) Schedule 3.22(f) sets forth each Government Contract which is currently under audit by any Governmental Authority or any other Person that is a party to such Government Contract.

(g) The Company and its Subsidiaries have not received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard. All information made available or accessible by the Company and each Subsidiary for any such audits was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

(h) The Company and its Subsidiaries have not been suspended or debarred from bidding on contracts or subcontracts for any Governmental Authority, nor, to the Company’s, any Active Subsidiary’s or any Seller’s knowledge, has any suspension or debarment action been commenced. There is no valid basis for the Company’s or any Subsidiary’s suspension or debarment from bidding on contracts or subcontracts for any Governmental Authority.

(i) Other than routine contract audits by the Defense Contract Audit Agency (“DCAA”), the Company and each Subsidiary has not within the preceding five (5) years been, nor is it now being, audited or investigated by any government agency, including without limitation the General Accounting Office, the DCAA, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the Inspector General or Auditor General or similar functionary of any agency or instrumentality, nor, to the best of the Company’s, the Active Subsidiaries’ and Sellers’ knowledge, is any such audit or investigation threatened.

(j) To the knowledge of the Company, the Active Subsidiaries and Sellers, except for the matter referenced in Schedule 3.22(a), the Company and each Subsidiary has no disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of the United States Government.

(k) The Company and each Subsidiary has not, with respect to any Government Contract and within the preceding five (5) years, (i) received a cure notice or show cause notice advising the Company or any Subsidiary that it was in default or would, if it failed to take remedial action, be in default under such contract or (ii) had any Government Contract terminated or cancelled.

(l) There are no outstanding claims with respect to Government Contracts (other than routine invoices in process and unbilled charges), by the Company or any Subsidiary against a customer, or by a customer against the Company or any Subsidiary.

(m) The operation of its Business by the Company and its Subsidiaries as it relates to the Government Contracts, has been conducted in all material respects in accordance with all applicable laws, regulations, and other requirements of all Governmental Authorities.

3.23. Customer Contracts. Schedule 3.23 sets forth a true and complete list of all customers of the Company and its Subsidiaries, and all Contracts between such customers, the Company and its Subsidiaries.

(a) Except as set forth on Schedule 3.23(a), neither the Company nor any Subsidiary has received any notice or other communication (oral or written) from any customer, including customers and contracting parties under any Government Contract: (i) terminating, modifying, reducing the Company’s or any Subsidiary’s scope of work under, or not renewing any Contract with the Company or any Subsidiary; (ii) setting forth an intention to take any of the actions noted in the foregoing Section 3.23(a)(i); or (iii) reflecting an adverse change in the business relationship between such customer, and the Company or any Subsidiary.

(b) To the knowledge of the Company, the Active Subsidiaries and Sellers the consummation of transactions contemplated herein will not (i) materially or adversely affect the Company’s or any Subsidiary’s relationship with any customer under any Contract or Government Contract; or (ii) result in any breach or violation of the Company’s or any Subsidiary’s Contract with any customer, including any Government Contract. Except as set forth on Schedule 3.23(b) or Schedule 3.5(d), no authorization, approval or consent of any customer or other Person under any Contract or Government Contract is required in order for the Parties to consummate the transactions contemplated by this Agreement and the Closing Documents.

(c) Except as set forth on Schedule 3.23(c), the Company and its Subsidiaries have no Loss Contracts.

(d) Schedule 3.23(d) sets forth a true, accurate and complete list of all warranty, maintenance, repair, support and service obligations of the Company and each Subsidiary with respect to Company Products.

3.24. Employees and Employee Relations.

(a) Except as set forth on Schedule 3.24(a), to the knowledge of the Company, the Active Subsidiaries and Sellers, the Company and the Subsidiaries: (i) have complied in all material respects with all applicable federal, state and local laws, rules and regulations respecting labor and employment, employment practices, terms and conditions of employment, wages and hours, equal opportunity and occupational health and safety; (ii) have withheld and reported in a timely manner all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Schedule 3.24(a), there are no pending claims or actions against the Company or any Subsidiary under any worker’s compensation policy or long-term disability policy nor to the knowledge of the Company, any Active Subsidiary or any Seller are any such claims or actions threatened against the Company or any Subsidiary. To the knowledge of the Company, the Active Subsidiaries and Sellers each Person whom the Company or any Subsidiary has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee of the Company or any Subsidiary under the Code and all applicable state laws. Except as set forth in Schedule 3.24(a), no services are provided to the Company or any Subsidiary by any “leased employee” as that term is defined under Section 414(n) of the Code.

(b) Except as disclosed on Schedule 3.24(b), all current Employees are employees at will and there are no oral or written agreements or policies governing the terms of their employment. Except as disclosed in Schedule 3.24(b), neither the Company nor any of its Subsidiaries have any unsatisfied liability to any previously terminated Employees, consultants or independent contractors. The Company and its Subsidiaries have made available all written employee handbooks, policies, programs and similar arrangements to Purchaser, and have disclosed any of the foregoing which are not written. Except as disclosed on Schedule 3.24(b), neither the Company nor any Subsidiary has ever paid or promised to pay Employees for or with respect to accrued sick days upon termination of employment.

(c) (i) No current Employee of the Company or any Subsidiary has been granted or promised the right to continued employment by the Company after the Closing except those Employees set forth in Schedule 3.24(c)(i).

(ii) Except as set forth on Schedule 3.24(c)(ii), the Company, the Active Subsidiaries and the Sellers have no knowledge that any officer, current Employee or consultant of the Company or the Subsidiaries intends to terminate his, her or its employment or other engagement with the Company or any Subsidiary, nor does the Company or its Subsidiaries have a present intention to terminate the employment of any current Employee or the engagement of any consultant.

(d) Schedule 3.24(d) sets forth an accurate, correct and complete list, as of January 31, 2005, of all (i) current Employees of the Company and its Subsidiaries, including each current Employee’s name, title or position, present annual compensation (including bonuses, commissions, deferred compensation or any other remuneration), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan in effect, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise) and (ii) individuals who are currently performing services for the Company and its Subsidiaries who are classified as consultants or independent contractors. Schedule 3.24(d) also sets forth a correct and complete list, as of January 31, 2005, of all (i) bonuses, commissions, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to or that would be payable to (as a result of the consummation of the transactions contemplated herein), any Employee or consultant since December 31, 2004. No Employee of the Company or any Subsidiary is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(e) Within the last three (3) years, neither the Company nor any Subsidiary has experienced any strike, picketing, boycott, work stoppage, slowdown or other labor dispute or any union organizing activity, nor to the knowledge of the Company, any Active Subsidiary or any Seller is any such event or any organizing effort threatened against them. Except as set forth on Schedule 3.24(e), there are no actions, suits, claims, disputes, demands or grievances pending involving any Employee, including, without limitation, charges of unfair labor practices, wrongful discharge, breach of contract or safety or discrimination complaints, nor to the knowledge of the Company, any Active Subsidiary or any Seller are any such claims or actions threatened against them. Schedule 3.24(e) sets forth all lawsuits, arbitrations, Equal Employment Opportunity Commission proceedings and other Proceedings in which the Company or its Subsidiaries have been involved relating to employment or labor disputes within the five (5) years preceding this Agreement. The Company and its Subsidiaries have not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as disclosed on Schedule 3.24(e), neither the Company nor any Subsidiary is a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any

Subsidiary. No petition has been filed with the National Labor Relations Board or other comparable state or local Governmental Authority seeking union representation, and, to the Company’s, its Active Subsidiaries’ and Sellers’ knowledge, no labor representation organization effort exists nor has there been any such activity within the past five (5) years.

(f) To the knowledge of the Sellers, the Company, and the Active Subsidiaries, and except to the extent included in Net Working Capital as reflected in the Closing Financial Statements, or as otherwise disclosed on Schedule 3.24(f), no Employee, consultant or independent contractor has or will have any claim against the Company, any Subsidiary or the Purchaser relating to periods before the Closing Date for (i) overtime pay; (ii) wages, salary, bonuses, commissions, fees, compensation, expense reimbursements or amounts due under any Employee Benefit Plan or Other Plan, or (iii) sick pay, severance pay, holiday or vacation pay or paid or personal time off. To the knowledge of the Sellers, the Company and the Active Subsidiaries, no Employee, consultant or independent contractor will have any claim against the Company, any Subsidiary or the Purchaser as a result of the consummation of the transactions contemplated by this Agreement, including, without limitation, any claim for benefits or payments due under the Program that was terminated prior to the date of this Agreement, or under any other stock option plan, stock appreciation rights plan, phantom stock plan, stock purchase plan or like plan.

(g) To the knowledge of the Company, the Active Subsidiaries and Sellers, the Company and its Subsidiaries are in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101), including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees”, “representatives” and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by the Company or any Subsidiary. Schedule 3.24(g) sets forth an accurate, correct and complete list of all Employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding this representation and warranty.

3.25. Employee Benefit Plans.

(a) Schedule 3.25(a) lists each Employee Benefit Plan and Other Plan that the Company, its Subsidiaries, any of their Affiliates, or any member of the Controlled Group that includes the Company and/or its Subsidiaries maintains or has maintained within the last five years or to which they contribute (including employee elective deferrals), have contributed or ever have been required to contribute within the last five years.

(b) Except as set forth on Schedule 3.25(b), each Employee Benefit Plan and Other Plan (and related trust, insurance contract or fund) complies in form and in operation in all material respects with applicable Legal Requirements, and has been administered and operated in all material respects in accordance with its terms and applicable Legal Requirements. No Governmental Authority has audited any Employee Benefit Plan or Other Plan, and neither the Company, its Subsidiaries nor any member of their Controlled Group has received any notice that such an audit will or may be conducted.

(c) Each Employee Pension Benefit Plan meets the requirements of a qualified plan under section 401(a) of the Code, a tax sheltered annuity plan under section 403(b) of the Code, or a qualified employee pension plan under section 408 of the Code, as applicable, and each qualified plan has received a favorable determination or opinion letter from the Internal Revenue Service reflecting compliance at least through the requirements imposed by all applicable legislation enacted on or before December 31, 2000. All contributions (including employer contributions and employee salary reduction contributions) to each Company and Subsidiary Employee Pension Benefit Plan that relate to periods ending on or before the Closing Date have been timely paid and/or full and proper accruals therefor are reflected in the Closing Balance Sheet. Any Employee Pension Benefit Plan that the Company or any Subsidiary is required to contribute to is fully funded on an on-going basis.

(d) The requirements of Part 6 of Subtitle B to Title I of ERISA and of section 4980B of the Code have been met with respect to each Employee Welfare Benefit Plan; and all premiums or other payments for all periods ending on or before the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been paid with respect to each Employee Welfare Benefit Plan.

(e) To the knowledge of the Company, the Active Subsidiaries and Sellers there have been no Prohibited Transactions with respect to any Employee Benefit Plan that would subject the Company, any Subsidiary, any of their Affiliates, or any member of the Controlled Group that includes the Company and/or its Subsidiaries to any liability; no ERISA Fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan; except as set forth on Schedule 3.25(e), no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan or Other Plan (other than routine claims for benefits) is pending or to the Company’s, any Active Subsidiary’s or any Seller’s knowledge threatened; and to the Company’s, each Active Subsidiary’s and each Seller’s knowledge there exists no basis for any such action, suit, proceeding, hearing or investigation. No Party in Interest has any interest in any assets of any Employee Benefit Pension Plan or Other Plan other than as a beneficiary by virtue of such Person’s participation in such plan.

(f) No Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or the subject of a Reportable Event and no proceeding by the PBGC to terminate any Employee Pension Benefit Plan has been instituted, or to the Company’s, its Active Subsidiaries’ and Sellers’ knowledge threatened; and the Company and its Subsidiaries have not incurred, and to the Company’s, its Active Subsidiaries’ and Sellers’ knowledge there is no reason to expect that the Company or its Subsidiaries will incur or be responsible for, any material liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Employee Pension Benefit Plan.

(g) Neither the Company, its Subsidiaries, any of their Affiliates, nor any member of their Controlled Group maintains or contributes to, ever has maintained or contributed to, or ever has been required to maintain or contribute to any Multiple Employer Plan or any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiple Employer Plan or any Multiemployer Plan. Neither the Company, its Subsidiaries, any of their Affiliates, nor any member of their Controlled Group maintains or contributes, ever has maintained or contributed, or ever has been required to maintain or contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for Employees, their spouses or their dependents (other than in accordance with section 4980B of the Code and Sections 601 through 608 of ERISA or applicable state or local law).

(h) Except as set forth in Schedule 3.25(h), no Employee Benefit Plan is a defined benefit plan as defined in section 3(35) of ERISA.

(i) With respect to each Company or Subsidiary Employee Benefit Plan or Other Plan:

(i) It provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to Employees or any beneficiary thereof may be amended or terminated by the Company and/or its Subsidiaries at any time without liability (other than ordinary administrative expenses). Nothing contained in any of the Employee Benefit Plans or Other Plans will obligate the Purchaser, Company, Subsidiaries or any member of the Controlled Group to provide any benefits to Employees or beneficiaries thereof, or to make any contributions to any plans from and after the Closing.

(ii) To the knowledge of the Sellers, the Company and the Active Subsidiaries, neither Company, its Subsidiaries nor any Member of the Controlled Group has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

(iii) To the knowledge of the Sellers, the Company and the Active Subsidiaries, all of the Company and Subsidiary Employee Benefit Plans and Other Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family

Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996 (including the regulations set forth in Parts 160, 162 and 164 of Title 45 of the Code of Federal Regulations), the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such act, or any similar state law requirements.

(iv) The Company and its Subsidiaries have delivered or made available to Purchaser true, correct and complete copies of: (i) all documents creating or evidencing any Employee Benefit Plan or Other Plan; (ii) all reports, forms and other documents required to be filed with any governmental entity or furnished to Employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) for the preceding five (5) years; (iii) all IRS determination, opinion, notification and advisory letters and rulings relating to any Company or Subsidiary Employee Benefit Plan; (iv) all applications and correspondence to or from the IRS, Department of Labor or any other governmental agency with respect to any Employee Benefit Plan or Other Plan; and (v) all material written agreements and contracts relating to each Employee Benefit Plan or Other Plan or its related trust including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 3.25(a); and

(v) All expenses and liabilities of the Company’s and Subsidiaries’ Employee Benefit Plans and Other Plans, excluding the Program (which has been terminated and all liability thereunder assumed by the Sellers), that relate to periods ending on or before the Closing Date have been, and will on the Closing Date be fully and properly accrued on Company’s and Subsidiaries’ Financial Statements (including the Closing Balance Sheet), and disclosed in accordance with GAAP and in Company and Subsidiary Employee Benefit Plan financial statements.

3.26. Compliance with Laws.

(a) To the knowledge of the Company, the Active Subsidiaries and Sellers, the Company and its Subsidiaries are, and at all times since their applicable dates of formation have been, in compliance in all material respects, with each Legal Requirement that is applicable to the Company, its Subsidiaries or any of their properties, Assets, operations or businesses, and no event has occurred, and to the knowledge of the Company, its Active Subsidiaries and Sellers no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Legal Requirement. The Company and its Subsidiaries have not received any notice from any third party regarding any actual, alleged or potential violation of any Legal Requirement.

(b) To the knowledge of the Company, the Active Subsidiaries and Sellers, no Governmental Authority has proposed or is considering any Legal Requirement (other than Legal Requirements which are generally applicable to companies conducting the same business as the Company) that may affect the Company, or its Subsidiaries, or any of their properties, Assets, operations or businesses, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect on the Company or its Subsidiaries.

3.27. Governmental Approvals.

(a) To the knowledge of the Company, the Active Subsidiaries and Sellers, the Company and its Subsidiaries have all Governmental Approvals that are necessary or appropriate in connection with the ownership and use of their properties and Assets and the operation of their businesses. The Company and its Subsidiaries have made all filings with, and given all notifications to, all Governmental Authorities as required by all applicable Legal Requirements. Each Governmental Approval to which the Company and the Subsidiaries are parties to is valid and in full force and effect, and there is not pending or, to the knowledge of the Company, the Active Subsidiaries and Sellers, threatened any proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, filing or notification. No violations have been recorded in respect of any Governmental Approvals, and the Company, the Active Subsidiaries and Sellers know of no meritorious basis therefor. No fines or penalties are due and payable in respect of any Governmental Approval or any violation thereof.

(b) Neither the Company, its Subsidiaries, their officers, directors, managers, members, agents or Employees, nor any of the Company’s or Subsidiaries’ properties, Assets, operations or businesses, nor the Company’s or any Subsidiary’s rights relating to any of the foregoing, is subject to any Order or to the knowledge of the Company, the Active Subsidiaries and Sellers any proposed Order.

3.28. Litigation and Proceedings. Schedule 3.28(i) contains a complete and accurate list and description of the amount and general nature of all claims, actions, suits, litigation, arbitration, mediations, investigations and other Proceedings pending against or otherwise affecting the Company, its Subsidiaries or their properties, Assets, operations or Business. Except as set forth on Schedule 3.28(i), all such litigation, arbitration, mediations and other Proceedings are fully insured (except for applicable deductibles), and no insurer has issued a “reservation of rights” letter or otherwise qualified its obligation to insure and defend the Company or any Subsidiary against losses arising therefrom. Except as set forth on Schedule 3.28(ii), there are no claims, actions, suits, litigation, arbitration, mediations, investigations or other Proceedings pending, affecting or to the knowledge of the Company, the Active Subsidiaries and Sellers, threatened against the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

3.29. Taxes.

(a) The Parties recognize that the tax liabilities of the Company are and have been directly passed through to the Sellers, who are responsible for paying all Taxes of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date, including any gain as a result of the transactions described herein. The Purchaser shall be responsible for paying all Taxes of the Company and its Subsidiaries for all taxable periods subsequent to the Closing Date, except that the Sellers shall be responsible for paying any tax liability as of the Closing Date which may arise as a result of the loss by the Company of its ability to use the cash basis of accounting for tax purposes. Except as set forth on Schedule 3.29(a), each of the Company and its Subsidiaries (i) has timely filed (or another has timely filed on its behalf) all income and other Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all respects, and (ii) all Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are or will be payable by the Company or its Subsidiaries with respect to any period ending on or prior to the Closing, whether or not shown due or reportable on such Tax Returns. To the knowledge of the Company, the Active Subsidiaries and Sellers, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. There are no Encumbrances with respect to the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, which is presently or past due.

(b) To the knowledge of the Company, the Active Subsidiaries and Sellers the Company and each Subsidiary has withheld proper and accurate amounts from its Employees’ compensation in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable Legal Requirements, and has withheld and paid, or caused to be withheld and paid, all Taxes on monies paid by the Company and its Subsidiaries to other Persons for which withholding or payment is required by law.

(c) To the Company’s, its Active Subsidiaries’ and Sellers’ knowledge, no Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company or any Subsidiary either claimed or raised by any Governmental Authority in writing, or as to which the Company, any Active Subsidiary or any Seller has notice or knowledge based upon personal contact with any agent of such authority.

(d) The amount of the Company’s and each Subsidiary’s liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Financial Statements with respect to the period ending on the Closing Date. There are no contracts, agreements, arrangements, commitments or undertakings relating to any prior audit of the Company or its Subsidiaries, and there are no contracts, agreements, arrangements, commitments or undertakings with a Tax or Governmental Authority that have or are reasonably likely to have a material and adverse impact on the Taxes of the Company and its Subsidiaries that are not reflected on the Financial Statements.

(e) Schedule 3.29(e) lists all federal, state, and local income tax and all foreign Tax Returns filed by the Company and its Subsidiaries for all Tax Periods within the three (3) year period preceding the Closing Date, indicates all Tax Returns that have been audited at any time since the formation of the Company and its Subsidiaries, and indicates those Tax Returns that currently are the subject of audit. To the knowledge of the Company, its Active Subsidiaries and Sellers, no other audit of any Tax Return is currently pending or threatened. The Company and its Subsidiaries have delivered or made available to Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by the Company or any Subsidiary at any time since the formation of the Company and its Subsidiaries.

(f) Except as disclosed in Schedule 3.29(f), the Company and its Subsidiaries have not and have never been a party to any Tax sharing agreement or Tax indemnity agreement and have not assumed the Tax liability of any other Person under contract. If the Company or any Subsidiary is or has been a party to a Tax sharing agreement, it has no current obligation for Taxes or otherwise under such Tax sharing agreement and has no expectation to become obligated under such Tax sharing agreement on or after the Closing Date. Neither the Company nor any Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

(g) Neither the Company nor any Subsidiary is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Section 404 of the Code.

(h) Neither the Company nor its Subsidiaries has made an election, or is required, to treat any asset as owned by another Person pursuant to the provisions of former Section 168(f)(8) of the Code or as “tax-exempt use property” within the meaning of Section 168 of the Code. None of the Assets of the Company or its Subsidiaries directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Neither the Company not its Subsidiaries has been a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section

897(c)(1)(A)(ii) of the Code and Purchaser is not required to withhold tax pursuant to the acquisition contemplated herein by reason of Section 1445 of the Code. Neither the Company nor any Subsidiary has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. Neither the Company nor any Subsidiary has participated in an international boycott as defined in Code Section 999. Neither the Company nor any Subsidiary has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, or otherwise conducts a trade or business in a foreign country. The Company and its Subsidiaries are in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which they may be subject or which they may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. No Indebtedness of the Company or its Subsidiaries is “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code. Neither the Company nor any Subsidiary has disposed of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code. The Company and its Subsidiaries have made timely and valid tax identification of any and all hedge transactions, including the hedged assets and/or liabilities. The Company and its Subsidiaries have made timely and valid tax identification of any securities held for sale in its capacity as a dealer in securities as defined in Section 475 of the Code.

(i) Except for the transactions contemplated herein and those transactions generally described in Schedule 3.29(i), the Company and its Subsidiaries have not received a tax opinion with respect to any transaction other than a transaction in the ordinary course of business. The Company and its Subsidiaries are not (nor have they ever been) the direct or indirect beneficiary of a guaranty of Tax benefits or any other arrangement that has the same economic effect or tax opinion relating to it. The Company and its Subsidiaries are not a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. The Company and its Subsidiaries are not a party to a lease arrangement involving a defeasance of rent, interest or principal. The Company and its Subsidiaries have not engaged in a “reportable transaction,” within the meaning of Section 1.6011-4 of the Treasury Regulations as in effect on January 1, 2004, regardless of whether such transaction was in fact reported to the Internal Revenue Service or occurred prior to such date. The Company and its Subsidiaries have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

(j) The Company and its Subsidiaries do not have any deferred income or gains reportable for Tax purposes in a post-Closing period ending after the Closing Date but that is attributable to a transaction occurring in, or resulting from a change in accounting method for a pre-Closing period.

(k) To the knowledge of the Company, the Active Subsidiaries and Sellers, entering into or completing the transactions contemplated by this Agreement shall not cause the Company or any Subsidiary to become subject to, or to become liable for the payment of, any Tax, or cause any of the Company’s or Subsidiaries’ Assets to be reassessed or revalued by any Tax or Governmental Authority.

(l) Schedule 3.29(l) contains to the knowledge of the Company, the Active Subsidiaries and the Sellers an accurate and complete description of the Company’s and each Subsidiary’s basis in its assets for which it has such records.

(m) The Company and its Subsidiaries have always been owned solely by “United States persons,” within the meaning of Section 7701(a)(30) of the Code.

(n) There is not currently in effect any waiver of a statute of limitations in respect of Taxes by the Company or any Subsidiary or any Contract to extend the time with respect to a Tax assessment or deficiency, and none of the Tax Returns of the Company or its Subsidiaries are currently under extension of time to file.

(o) To the knowledge of the Company, the Active Subsidiaries and Sellers no audit or other Proceeding by any Governmental Authority is pending in regard to any Taxes due from or with respect to the Company or its Subsidiaries.

(p) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Code Section 355 in the two years prior to the date hereof or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with the transactions contemplated by this Agreement.

(q) Neither the Company nor its Subsidiaries has agreed to make or is required to make any adjustment pursuant to Section 481 of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or its Subsidiaries which will or would reasonably cause the Company or its Subsidiaries to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(r) Neither the Company nor its Subsidiaries has executed or entered into with the IRS, or any taxing authority, a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local, foreign or other income tax law, which will require any increase in taxable income or alternative minimum taxable income, or any reduction in tax credits for, the Company or its Subsidiaries for any taxable period ending after the Closing Date.

(s) There are no pending requests for rulings from any taxing authority with respect to Taxes of the Company or its Subsidiaries.

(t) No material reassessments have been proposed in the calendar year 2005 as compared to 2004 (for property or ad valorem Tax purposes) of any assets or any property owned or leased by the Company or its Subsidiaries.

(u) None of the property of the Company or its Subsidiaries is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954, as in effect after the Economic Recovery Tax Act of 1981, and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of section 168(h) of the Code) or “tax-exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).

(v) The Company and its Subsidiaries have been treated as partnerships or disregarded entities (as appropriate) for federal and state income tax purposes from the dates of formation of the Company and each Subsidiary to the Closing Date, and no condition exists which could result in a change to such status prior to the Closing Date.

3.30. Books and Records. The books and accounts, minute books and other records of the Company and each Subsidiary (including, without limitation, any such books and records related to Intellectual Property), all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minutes of the Company and each Subsidiary contain records of all Board of Director, member and Interestholder meetings of the Company and each Subsidiary and other actions taken by the Board of Directors or members of the Company and each Subsidiary and Interestholders of the Company and Subsidiaries that are accurate and complete in all material respects.

3.31. Banking Relationships. Schedule 3.31, contains a list showing:

(a) the name of each bank, safe deposit company or other financial institution in which the Company or any Subsidiary has an account, lock box or safe deposit box;

(b) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Company or any Subsidiary; and

(c) all instruments or agreements to which the Company or any Subsidiary is a party as an endorser, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

3.32. Restrictions on Business Activities. There is no judgment, injunction, Order or decree or Proceeding to which the Company or any Subsidiary is a party or, to the

Company’s, the Active Subsidiary’s and the Sellers’ knowledge, by which any of the Company or the Subsidiaries or the Assets are or may be bound, which prohibits or impairs in any material respect the conduct of Business by the Company or any Subsidiary as it is currently conducted, nor, to the knowledge of the Company, the Active Subsidiaries and the Sellers, is there any claim or Proceeding threatened with respect thereto.

3.33. Operation of the Business. Excluding any Real Property disposed of by the Company prior to Effective Date and any assets transferred pursuant to the Pozgar Redemption Agreement, the Assets constitute all assets, properties, goodwill and businesses necessary to operate the Business in all material respects in the manner currently conducted by the Company and its Subsidiaries.

3.34. Certain Payments. Neither the Company nor any Subsidiary nor any officer, Employee, agent or other person or entity acting for or on behalf of the Company or any Subsidiary has made, directly or indirectly, any material payment to any person or entity, or provided anything of material value (whether in the form of property or services or in any other form) to any Person, for the purpose of obtaining favorable treatment in securing business or Contracts, or has agreed or committed to take any of the foregoing actions.

3.35. Full Disclosure. To the knowledge of the Company, the Active Subsidiaries, and the Sellers, no representation or warranty in this Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective purchaser seeking full information as to the Company, its Subsidiaries and the Business.

3A. REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally but not jointly, represents and warrants to the Purchaser on and as of the Closing.

3A.1. Ownership of Interests. Each Seller is the lawful record and beneficial owner of the Interest set forth opposite its name on Schedule 3A.1 hereto, which upon the payment of the Purchase Price, and the application of a portion thereof to repay the Note, and the release of the security interest held therein by Purchaser pursuant to the Pledge Agreements as provided in Section 2.2(b) hereof, shall be free and clear of Encumbrances other than Encumbrances imposed under federal and state securities laws. On the Closing Date, upon payment of the Purchase Price, each Seller shall transfer and convey to Purchaser good title to such Seller’s Interest, free and clear of Encumbrances other than Encumbrances imposed under federal and state securities laws. Except as set forth in the Operating Agreement of the Company, which has been made available to the Purchaser, no Seller is party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Interest of the Company.

3A.2. Powers, Consents, Absence of Conflicts, Etc. Each Seller has the requisite power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance by such Seller of this Agreement and the Closing Documents to which such Seller is or becomes a party and the consummation by such Seller of the transactions contemplated herein and therein:

(i) do not conflict with, result in any breach or contravention of, or permit the acceleration of the maturity of, any liabilities or obligations of such Seller, and do not create or permit the creation of any Encumbrance on or affecting any of the Seller’s Interest in the Company;

(ii) do not violate any Legal Requirement to which such Seller may be subject; and

(iii) do not conflict with or result in a breach or violation of any Contract to which such Seller is a party or by which it is bound.

3A.3. Enforceability. This Agreement and each of the Closing Documents to which each Seller is or becomes a party are (or upon execution and delivery will be) valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

3A.4. Absence of Claims. No Seller and no owner, Interestholder, member or manager thereof (collectively the “Releasors”), has any claims against the Company or any Subsidiary, and each of the Releasors hereby agrees to execute the Release in the form attached hereto as Exhibit A at Closing.

3A.5 No Litigation. There are no actions, suits or claims or legal, administrative or arbitration Proceedings pending, or to each Seller’s knowledge, threatened, that, if successful, would prevent or restrain in any manner such Seller from selling its Interest in the Company to the Purchaser or otherwise performing its obligations under this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser makes the following representations and warranties to the Company and the Sellers on and as of the Effective Date and shall be deemed to make them again at and as of the Closing Date:

4.1 Organization. The Purchaser is duly organized and validly existing in good standing under the laws of the state of Virginia.

4.2 Powers; Consents; Absence of Conflicts, Etc. The Purchaser has the requisite power and authority to conduct its business as now being conducted, to enter into this Agreement and the Closing Documents to which it is or becomes a Party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Purchaser of this Agreement and the Closing Documents to which it is or becomes a party and the consummation by Purchaser of the transactions contemplated herein and therein:

(a) are within its corporate powers and are not in contravention of the terms of its organizational documents, as amended to date, and have been approved by all requisite corporate action;

(b) do not conflict with or result in any breach or contravention of, any material agreement to which the Purchaser is a party or by which it is bound; and

(c) do not violate any Legal Requirement to which the Purchaser may be subject.

(d) to the knowledge of Purchaser, do not give any Governmental Authority or other Person the right to challenge the transactions contemplated herein, and do not result in any violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; or

(e) to the knowledge of Purchaser, do not require the Company or any Subsidiary to obtain any consent or make or deliver any filing or notice to a Governmental Authority.

4.3 Binding Agreement. This Agreement and each of the Closing Documents to which the Purchaser is or becomes a party are (or upon execution and delivery will be) valid and legally binding obligations of the Purchaser, enforceable against it in accordance with the respective terms hereof and thereof, except as enforceability against it may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.4 Legal and Regulatory Compliance. To the knowledge of Purchaser, the Purchaser has complied in all material respects with, is not in violation in any material respect of and has not received any notices of violation with respect to, any Legal Requirements applicable to the consummation of the transactions contemplated herein.

4.5 Investment Representation. Purchaser is purchasing the Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Purchaser has conducted a due diligence investigation of the operations of the Company and its Subsidiaries during which time it has been provided with certain access to books and records of the Company and its Subsidiaries, has received certain information concerning the Company and the Subsidiaries, has been afforded certain opportunity to interview current Employees and customers of the Company and its Subsidiaries, and has had the opportunity to ask questions of the Sellers concerning the operations of the Company and its Subsidiaries and the Business. Purchaser acknowledges that the Interests have not been registered under the Securities Act or any state or foreign securities laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.6 Restricted Securities. Purchaser understands that the Interests being acquired by Purchaser are characterized as “restricted securities” under the federal securities laws inasmuch as such Interests are being acquired in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act unless an exemption from registration thereunder is available. Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.7 Purchaser’s Due Diligence. Purchaser has conducted, or been given access and opportunity to conduct, significant due diligence concerning the Company, the Subsidiaries, the Business, and the Assets, and under Section 9.12 of this Agreement the Purchaser is not required to proceed to Closing until it has completed its due diligence review and is satisfied, in its sole discretion, with the results thereof. Purchaser has not withheld from Sellers or the Company any material findings with regard to the Company and the Active Subsidiaries from its due diligence investigation.

4.8 Brokerage Payments. Purchaser shall pay any and all fees and commissions of any brokers associated with this transaction, to the extent such brokers and their fees have been disclosed to and accepted by Purchaser prior to the Closing. No broker fee or commission paid or payable by Purchaser shall affect the amount of the Purchase Price or the terms of payment as provided hereunder.

5. COVENANTS AND AGREEMENTS OF THE COMPANY AND SELLERS

5.1. Operations. If there shall be a gap between such dates, from the Effective Date until the Closing Date, Sellers and the Company shall, and shall cause the Subsidiaries to:

(a) Continue to operate the Business in the ordinary course;

(b) Use best efforts to preserve the Business and organization of the Company and its Subsidiaries in tact, to keep available to the Purchaser the services of the current Employees, officers and consultants of the Company and its Subsidiaries, and to preserve for the Purchaser business relationships of the Company and its Subsidiaries with suppliers, distributors, customers, Governmental Authorities and other Persons with whom the Company and its Subsidiaries do business; and

(c) Not commit any act or omission that would constitute a breach of the representations and warranties set forth in Sections 3 and 3A of this Agreement.

5.2 Purchaser Access to and provision of Additional Information; Public Disclosure.

(a) If there shall be a gap between such dates, from the Effective Date until the Closing Date, the Company and its Subsidiaries (i) will provide to Purchaser full and complete access to and the right to inspect the Assets and books and records of the Company and Subsidiaries relating to the Business during normal business hours; (ii) will provide to Purchaser full and complete access to any of the current Employees at or for the Business during normal business hours; (iii) will furnish to Purchaser all material information concerning the Business not otherwise disclosed pursuant to this Agreement, and (iv) will furnish to Purchaser such additional financial, operating and other data and information regarding the Business, as Purchaser may from time to time reasonably request, without regard to where such information may be located.

(b) From the Effective Date until the Closing Date, the Company shall cause the officers and current Employees of the Business to confer on a regular and frequent basis with one or more representatives of Purchaser and to answer Purchaser’s questions regarding matters relating to the conduct of the Business and the status of transactions contemplated by this Agreement. The Company shall notify Purchaser in writing of any changes that the Company reasonably anticipates will have a Material Adverse Effect on the operations, financial condition or prospects of the Business, and of any complaints, investigations, hearings or Proceedings (or communications indicating that the same may be contemplated) of any Person and shall keep Purchaser reasonably informed of such matters.

(c) None of the Company, its Subsidiaries, the Sellers, the Purchaser or any of their respective Affiliates shall make any public disclosure of the subject matter of this Agreement unless (i) previously approved by the other parties hereto, (ii) required by law or by a Governmental Authority, or (iii) necessary to obtain any consents required by this Agreement.

5.3 Exclusivity. None of the Company, any Subsidiary or any of the Sellers or any agent, officer, director, member or any representative of the Company, any Subsidiary or any of the Sellers shall, during the period commencing on the date of this Agreement and ending on the Closing Date, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any Person for, (b) engage in any discussions pertaining to, or (c) furnish any information to any Person other than the Purchaser or its representatives, relating to any acquisition or purchase of all or a material portion of the Assets of, or any equity interest in, the Company or any Subsidiary or a merger, consolidation or business combination of the Company or any Subsidiary (an “Acquisition Transaction”). Each of the Company and the Sellers agrees to promptly advise the Purchaser if the Company or any Seller receives any proposal from any Person regarding an Acquisition Transaction.

5.4 Insurance Ratings. From the Effective Date until the Closing Date, the Company will take all actions reasonably requested by Purchaser to enable the Purchaser, at the Purchaser’s expense, to succeed to the Workers’ Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of the Company, the Subsidiaries, and the Business for insurance or other purposes. The Purchaser shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

5.5 Consent of Others. As soon as reasonably practicable after the date hereof, and in any event prior to the Closing, the Sellers and the Company shall use reasonable commercial efforts to obtain the consents required to be obtained by the Company or Sellers hereunder of all necessary Persons (including Governmental Authorities), having jurisdiction over this transaction to the consummation of the transactions contemplated hereunder. If the Company and Sellers use reasonable commercial efforts to obtain the consents required to be obtained by the Company or Sellers hereunder, a failure to obtain such consents shall not be cause for any party hereto to terminate or extend this Agreement.

5.6 Notification of Certain Matters. From the date hereof through the Closing, the Sellers and the Company shall give prompt notice to the Purchaser of (a) the occurrence or non-occurrence of any material event (other than a global or national event) the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Sellers, the Company or any Active Subsidiary contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of the Sellers, the Company or any Active Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. Unless objected to by Purchaser or as otherwise provided in Section 14.1 with respect to the delivery of supplemental Schedules, the delivery of any written notice pursuant to this Section 5.6 shall be deemed to (i) modify the representations or warranties hereunder of the Company, the Active Subsidiaries and the Sellers, (ii) modify the conditions set forth in Sections 8 and 9 or (iii) limit or otherwise affect the remedies available hereunder to the Purchaser.

5.7 The Company’s and Sellers’ Efforts to Close. The Company and the Sellers shall use reasonable commercial efforts to satisfy all the conditions precedent set forth in Section 9 to the Purchaser’s obligations under this Agreement to the extent that the Company’s or Seller’s action or inaction can control or influence the satisfaction of such conditions.

6. COVENANTS AND OBLIGATIONS OF PURCHASER

If there shall be a gap between such dates, from the Effective Date until the Closing Date and except as otherwise expressly provided in this Agreement, or agreed to in writing by the Company:

6.1 Consent of Others. As soon as reasonably practicable after the date of this Agreement, and in any event prior to the Closing, the Purchaser shall use reasonable commercial efforts to obtain the consents required to be obtained by the Purchaser hereunder of all necessary Persons (including Governmental Authorities) having jurisdiction over this transaction to the consummation of the transactions contemplated hereunder. If the Purchaser uses reasonable commercial efforts to obtain the consents required to be obtained by the Purchaser hereunder, a failure to obtain such consents shall not be cause for any party hereto to terminate or extend this Agreement.

6.2 Purchaser’s Efforts to Close. The Purchaser shall use reasonable commercial efforts to satisfy all the conditions precedent set forth in Sections 8 and 9 to its or the Seller’s or the Company’s obligations under this Agreement to the extent that the Purchaser’s action or inaction can control or influence the satisfaction of such conditions.

6.3 Notification of Certain Matters. From the date hereof through the Closing, the Purchaser shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any material event (other than a global or national event) the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Purchaser contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of the Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder.

Unless objected to by the Company or the Sellers or as otherwise provided in Section 14.1 with respect to the delivery of supplemental Schedules, the delivery of any written notice pursuant to this Section 6.3 shall be deemed to (i) modify the representations or warranties hereunder of the Purchaser, (ii) modify the conditions set forth in Sections 8 and 9 or (iii) limit or otherwise affect the remedies available hereunder to the Company and the Sellers.

7. ADDITIONAL COVENANTS AND OBLIGATIONS

7.1. Costs and Expenses.

(a) Except as otherwise expressly set forth in this Agreement, all expenses of the preparation of this Agreement and of the purchase of the Interests set forth herein, including counsel, accounting, investment advisor fees and disbursements, shall be borne by the respective Party incurring such expenses, whether or not such transactions are consummated.

(b) In the event either Party elects to incur legal fees or expenses to enforce or interpret any provision of this Agreement, the prevailing Party will be entitled to recover such reasonable legal fees and expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such Party shall be entitled.

7.2. Fulfillment of Conditions. Each Party will execute and deliver at Closing each Closing Document that such Party is required by this Agreement to execute and deliver as a condition to Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the Parties contained in this Agreement, to the extent that satisfaction of such condition is within the control of such Party.

7.3. Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Purchaser has represented that the consummation of the transaction and agreements contemplated herein will not cause either the Company or the Purchaser to make a filing or provide any similar notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Act”). Purchaser shall indemnify the Company, the Subsidiaries, and the Sellers and hold them harmless from and against all penalties, legal fees, or costs regardless of nature incurred by any of the Company, the Subsidiaries, and/or the Sellers as a result of any actual and alleged violation by the parties of the Act.

7.4. Tax Matters.

(a) Tax Indemnification. Each of Sellers severally in proportion to their former percentage ownership of the Interests agree to be responsible for and to indemnify the Purchaser’s Indemnified Persons and hold them harmless from and against all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. Sellers shall reimburse Purchaser for any Taxes of the Company and its Subsidiaries which are the responsibility of Sellers pursuant to this Section 7.4 within 10 business days of the due date of the Taxes payable, or, if Purchaser elects to pay the Tax and reimbursement is not paid by the Sellers within ten (10) business days as provided in this Section 7.4(a), Purchaser will be allowed to charge interest at eight percent (8%) per annum on all unreimbursed Taxes paid by Purchaser on Sellers behalf until the date Purchaser is fully reimbursed for said amounts, and Sellers agree that full reimbursement shall be made no later than the date of payment of the Earn Out.

(b) Responsibility for Filing Tax Returns. The Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns (including any amended Tax Return which the Sellers may determine in their sole discretion should be filed) with respect to the Company and its Subsidiaries for taxable periods ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) including the short period return for the Company and its Subsidiaries ending at the end of the day on the Closing Date. The Sellers shall provide Purchaser copies of such Tax Returns at least 30 days prior to the due date for filing such return, and Purchaser shall have the right to comment on any such Tax Return. Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all other Tax Returns with respect to the Company and its Subsidiaries. Neither Purchaser nor any Seller shall agree to settle any Tax liability or compromise any claim with respect to Taxes if such settlement or compromise would affect the liability for Taxes hereunder (or right to tax benefit) of the other Party, without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed.

(c) Transaction Costs. All payments and accruals made by the Company and/or its Subsidiaries on or before the Closing Date arising in connection with the transactions contemplated by this Agreement, including without limitation, any compensatory payments, management or consulting fees shall be allocable to a day on or before the Closing Date and not allocable to the portion of the day after the Closing Date pursuant to Treas. Reg. Section 1.1502-76(b)(1)(ii)(B).

(d) Transfer Taxes. The Sellers shall be solely responsible for all Taxes, charges and assessments due in respect of the Purchaser’s payment of the Purchase Price for their Interests. All transfer and sales taxes resulting from or arising out of the transactions contemplated by this Agreement, including but not limited to the taxes and charges resulting from the transactions described in Sections 9.17, 9.18 and 9.19 (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes shall be paid by Sellers. The Sellers agree to cooperate with Purchaser in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(e) Cooperation. Sellers, the Company, its Subsidiaries and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, managers, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other and the Sellers all records necessary in connection with Taxes and in resolving all disputes, litigation, audits or other proceedings with respect to all taxable periods relating to Taxes. Purchaser and the Sellers recognize that the Sellers may need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company and its Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Purchaser agrees that from and after the Closing Date, Purchaser shall, and shall cause the Company and its Subsidiaries, their affiliates and successors to (1) retain and maintain such records and information until the earlier of three years from the Closing Date or such time as the Sellers agree in writing that such retention and maintenance is no longer necessary, and (2) allow the Sellers to inspect, review and make copies of such records and information as the Sellers may deem necessary or appropriate from time to time. Purchaser and Sellers further agree, upon request, to use reasonable commercial efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions contemplated hereby).

(f) Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between the Sellers and the Company or Subsidiaries of the Company shall be terminated as of the Closing.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of the Company and the Sellers hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by the Company and the Sellers:

8.1 Accuracy of Representations and Warranties; Covenants.

(a) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Each and all of the terms, covenants and agreements to be complied with or performed by the Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.

8.2 Adverse Action or Proceeding. No bona fide action or Proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of the Company, its Subsidiaries or any Seller as a result of which the Company reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the transactions contemplated hereunder.

8.3 Pre-Closing Confirmations. The Company shall have obtained documentation or other evidence reasonably satisfactory to the Company that the Company has received or will receive all consents, approvals, authorizations and clearances of Governmental Authorities required of it to consummate the transactions contemplated hereby.

8.4 Extraordinary Events. The Purchaser shall not (a) be in receivership or dissolution; (b) have made any assignment for the benefit of creditors; (c) have been adjudicated a bankrupt; (d) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against the Purchaser, or (e) have entered into any Contract to do or permit the doing of any of the foregoing on or after the Closing Date.

8.5 Opinion of Purchaser’s Counsel. Sellers shall have received an opinion(s) from counsel to Purchaser dated as of the Closing Date and addressed to the Sellers, in form and substance satisfactory to the Sellers, in the form attached hereto as Exhibit B.

8.6 Delivery of Closing Documents. The Purchaser shall have delivered at Closing (to the Person or Persons designated therein) all documents including the Closing Documents to which Purchaser is a party, required to effectuate the transactions contemplated hereby.

8.7 Affiliate Lease(s). The Company shall have executed and delivered to Affiliate(s) of the Sellers who own Real Property used in the conduct of the Business commercial leases leasing such Real Property to the Company and/or its Subsidiaries, on terms and conditions satisfactory to the Affiliate(s) and the Purchaser, a form of which is attached hereto as Exhibit E.

8.8 Agreement with Raymond Tate. Effective as of the Closing Date, Raymond Tate and the Purchaser shall have executed and delivered an agreement which appoints Raymond Tate Executive Vice President of the Purchaser, a member of Purchaser’s Advisory Board, and Chairman of the Windermere Executive Committee (“WEC”) on terms and conditions satisfactory to Raymond Tate and the Purchaser. Specifically, the role of Raymond Tate will be to include facilitating a smooth transition and merger of the Company and the Purchaser, with particular focus on the “skunk works” activities after transition is complete.

8.9 Operating Agreement of The Windermere Group, LLC and Subsidiaries. Effective as of the Closing Date, Purchaser shall have entered into new operating agreements for the Company and each of the Subsidiaries, which shall be reasonably acceptable to the Sellers, a copy of which are attached to this Agreement as Exhibit F.

8.10 Purchaser’s Institution of Key Employee Retention Plan. Purchaser shall have formulated a key employee retention plan reasonably satisfactory to Sellers and Company whereby the key employees of Company will be provided with incentives to continue to work for Company through December 31, 2005. An outline of such plan shall be attached to this Agreement as Schedule 8.10.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of the Purchaser hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived in writing by the Purchaser:

9.1. Representations and Warranties; Covenants.

(a) Each of the representations and warranties of the Company, the Active Subsidiaries and the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing Date.

(b) Each and all of the terms, covenants and agreements to be complied with or performed by the Company, the Subsidiaries and the Sellers on or before the Closing Date shall have been complied with and performed in all material respects.

9.2. Adverse Action or Proceeding. No action or Proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of the Purchaser as a result of which Purchaser reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the transactions contemplated hereunder.

9.3. Pre-Closing Confirmations and Contractual Consents. Purchaser shall have obtained documentation or other evidence reasonably satisfactory to Purchaser that:

(a) The Purchaser has received all consents, Permits, approvals, authorizations and clearances of Governmental Authorities required to consummate the transactions herein contemplated; and

(b) Purchaser has obtained consents with respect to all Contracts (including Government Contracts) for which such consents are required.

9.4. Extraordinary Events. Neither the Company nor its Subsidiaries shall (a) be in receivership; (b) have made any assignment for the benefit of creditors; (c) have been adjudicated a bankrupt; (d) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any of them, or (e) have entered into any Contract to do or permit the doing of any of the foregoing on or immediately after the Closing Date.

9.5. Environmental Reports. Purchaser shall have received all relevant environmental reports with respect to the Real Property used in the conduct of the Business which is to be leased to the Company or its Subsidiaries post-Closing pursuant to the Affiliate Leases, and such reports shall be reasonably satisfactory to Purchaser.

9.6. Key Employees. The key employees listed on Schedule 3.24(c)(i) shall have executed and delivered employment, confidentiality and non-competition agreements with the Company and/or its Subsidiaries on terms and conditions reasonably satisfactory to Purchaser.

9.7. Releases and Non-Disclosure and NonCompetition Agreements. Effective as of the Closing Date, the following Persons shall have executed and delivered to Purchaser the Release in the form attached hereto as Exhibit A. Each of the Sellers, Raymond Tate, Elizabeth T. Winters, Susan T. Burrowbridge and Andrew Patrick Tate. Effective as of the Closing Date, the Sellers shall have executed and delivered to Purchaser the Non-Disclosure and NonCompetition Agreement in the form attached hereto as Exhibit C.

9.8. Agreement with Raymond Tate. Effective as of the Closing Date, Raymond Tate shall have executed the employment and other agreements referenced in Section 8.8 above.

9.9. Affiliate Lease(s). Affiliates of the Sellers who own Real Property used in the conduct of the Business shall have executed and delivered commercial leases leasing such Real Property to the Company and/or its Subsidiaries, on terms and conditions satisfactory to the Purchaser and the Affiliates (the “Affiliate Leases”) the form of which is attached hereto as Exhibit E.

9.10. Customer Assurances. The Purchaser shall have received assurances, reasonably satisfactory to Purchaser, that the primary Customers of the Company and its Subsidiaries will continue to do business with Company and its Subsidiaries after the Closing on the same terms and conditions as existed prior to Closing.

9.11. Opinions of the Sellers’ Counsel and the Company’s In-House Counsel. Purchaser shall have received an opinion from in-house counsel to the Company and its Subsidiaries and an opinion from counsel to the Sellers, each dated as of the Closing Date and addressed to the Purchaser, in form and substance reasonably satisfactory to Purchaser, in the forms attached hereto as Exhibits D (Company’s in-house counsel opinion) and D-1 (Sellers’ counsel opinion).

9.12. Due Diligence. The Purchaser shall have completed its due diligence review of the Company and its Subsidiaries and of the Business (including its receipt and review of the Financial Statements attached as Schedule 3.9), and shall be satisfied, in its sole discretion, with the results of the due diligence.

9.13. Landlord Estoppels. On or prior to the Closing Date, the Company and its Subsidiaries shall have delivered consents to change of control, amendments and/or renewals as required by Purchaser to those leases identified on Schedule 9.13 and estoppel letters, duly executed by the landlords of any leased Real Property to the effect that: (i) the copy of the lease attached to the estoppel letter is a true, correct and complete copy of the lease and represents the entire agreement between the landlord and the Company or any Subsidiary, (ii) the Company and/or its Subsidiary is current in payments of rent under the lease through the date specified in the estoppel letter and (iii) the landlord has not repudiated any provision of the lease and the lease remains in full force and effect.

9.14. FIRPTA Certificate. A statement from the Company substantially in the form required by Treasury Regulations Section 1.1445-2 certifying that the Interests do not constitute a “United States real property interest” within the meaning of Section 897 of the Code.

9.15. Working Capital Requirement. On the Closing Date, the Company and its Subsidiaries shall have, on a consolidated basis, Net Working Capital of at least Two Million Dollars ($2,000,000).

9.16. Contract/Plan Terminations. The Company and its Active Subsidiaries shall have terminated the Program, and the Sellers shall have assumed or discharged all obligations and liabilities thereunder.

9.17. Sale and Conveyance of Real Property. The Company shall have sold, transferred and conveyed to an Affiliate of the Sellers the Windermere Property, with the Sellers bearing all fees, costs, taxes (including transfer taxes) and other charges relating to such pre-Closing transaction.

9.18. Closure of Arrangements With Liberty Technologies Unlimited, Inc. and Robert G. Pozgar. The Sellers and the Company shall have consummated the assignment to and assumption by Liberty Technologies Unlimited, Inc. and Robert Pozgar of all rights and obligations to the PMPS software product and the JAMIS Agreements, and the Coakley Cane product and the Coakley Agreement, with the Company retaining a perpetual, nonrevocable, nonexclusive royalty free license for the PMPS software products and all derivative works related thereto (as provided in the Pozgar Redemption Agreement and related Assignment and Release Agreements), and a copy of the source code and all documentation relating to the PMPS software product.

9.19. WATD Division. Prior to the Closing, the Sellers and the Company shall have sold and transferred to a new entity the business and assets of The Windermere Applied Technology Division (“WATD”), including employees, contracts and fixed assets but excluding Accounts Receivable as of the Closing Date of or relating to such division.

9.20. Escrow Agreement. Effective as of the Closing Date, the Sellers and the Escrow Agent shall have executed the form of the Escrow Agreement attached hereto as Exhibit G.

9.21. Delivery of Closing Documents. The Company and Sellers shall have delivered at Closing to the Purchaser all documents, including the Closing Documents to which the Company and each Seller is a party, required to effectuate the transactions contemplated hereby.

10. CLOSING; TERMINATION OF AGREEMENT

10.1. Closing. Consummation of the sale and purchase of the Interests and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Essex Corporation, 9150 Guilford Avenue, Columbia, Maryland 21046 at 10:00 a.m. on February 28, 2005. Unless otherwise agreed in writing by the parties at Closing, the Closing shall be effective for accounting purposes as of 11:59 p.m. on the Closing Date.

10.2. The Company’s and Seller’s Deliverables at Closing. At the Closing and unless otherwise waived in writing by Purchaser, the Company and the Sellers shall deliver or cause to be delivered:

(i) the respective certificate(s) of each Seller representing the Interest owned by such Seller, duly endorsed in blank or with duly executed stock powers attached, free and clear of all Encumbrances;

(ii) the Affiliate Lease(s) contemplated by Sections 8.7 and 9.9, duly executed by the Company and/or its Subsidiary and the respective Affiliate(s) of the Sellers;

(iii) the written resignations, effective as of the Closing Date or such other date as the Purchaser may designate, of such of the members, managing members, officers and directors of the Company and the Subsidiaries as are designated by the Purchaser to resign;

(iv) copies of resolutions duly adopted by the members of the Company and the Sellers and, if required, the Interestholders of the Company and the Sellers, authorizing and approving the execution and delivery of this

Agreement and the Closing Documents and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by the appropriate officers of the Company and the Sellers;

(v) certificates of the duly authorized managers or Presidents of the Company and its Subsidiaries certifying that each of the representations and warranties of the Company and its Subsidiaries contained in this Agreement is true and correct on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by the Company and its Subsidiaries on or before the Closing Date have been complied with and performed;

(vi) a certificate of each Seller certifying that each of the representations and warranties of Sellers contained in this Agreement is true and correct on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by the Sellers on or before the Closing Date have been complied with and performed;

(vii) certificates of incumbency for the respective officers of the Company and the Sellers executing the Agreement and the Closing Documents, dated as of the Closing Date;

(viii) certificates of existence and good standing from the state or states in which the Sellers, the Company and its Subsidiaries are incorporated or organized, each dated within fifteen (15) days of the Closing;

(ix) all minute books, stock books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Company and its Subsidiaries, if not currently located on the premises of the Company;

(x) employment agreements as contemplated by Section 9.6, executed by the individuals identified in Schedule 3.24(c)(i);

(xi) Agreements as contemplated by Sections 8.8 and 9.8, executed by the individual identified in such sections;

(xii) the Opinions of Company’s in-house counsel and Sellers’ counsel in the forms attached hereto as Exhibits D and D-1;

(xiii) Releases and Non-Disclosure and NonCompetition Agreements in the forms attached hereto as Exhibits A and C, respectively, by the Persons identified in Section 9.7;

(xiv) the Escrow Agreement in the form attached hereto as Exhibit G; and

(xv) such other Closing Documents as Purchaser reasonably deems necessary to effect the transactions contemplated hereby.

10.3. Purchaser’s Deliverables at Closing. At the Closing and unless otherwise waived in writing by the Company and the Sellers, Purchaser shall deliver or cause to be delivered to the Company or the Sellers:

(i) copies of resolutions duly adopted by the board of directors of the Purchaser authorizing and approving the execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by appropriate officers of the Purchaser;

(ii) a certificate of the duly authorized CEO or President of the Purchaser certifying that each of the representations and warranties of the Purchaser contained in this Agreement is true and correct on and as of the Closing Date, and that each and all of the terms, covenants and agreements to be complied with or performed by the Purchaser on or before the Closing Date have been complied with and performed;

(iii) certificates of incumbency for the officers of the Purchaser executing this Agreement and the Closing Documents, dated as of the Closing Date;

(iv) a certificate of existence and good standing of the Purchaser from the state in which it incorporated or organized, as the case may be, dated within fifteen days of the Closing;

(v) the Opinion of Purchaser’s counsel in the form attached hereto as Exhibit B;

(vi) the Agreements contemplated by Sections 8.8 and 9.8;

(vii) that portion of the Purchase Price described in Section 2.2(a)(i) of this Agreement;

(viii) the Affiliate Lease(s) contemplated in Sections 8.7 and 9.9 executed by the Purchaser, and

(ix) such other Closing Documents as the Sellers reasonably deems necessary to effect the transactions contemplated hereby.

11. POST-CLOSING AGREEMENTS.

11.1. Further Assurances. At any time and from time to time at and after the Closing, upon request of Purchaser, the Company and/or the Sellers shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Purchaser may reasonably request to more effectively convey, assign and transfer to and vest in the Purchaser full legal right, title and interest in and actual possession of the Interests and to generally carry out the purposes and intent of this Agreement.

11.2. Post-Closing Maintenance of and Access to Information.

(a) The Parties acknowledge that after Closing each Party may need access to information or documents in the control or possession of another Party for the purposes of concluding the transactions herein contemplated, preparing Tax Returns or conducting Tax audits, obtaining insurance, complying with Legal Requirements, and prosecuting or defending third party claims. Accordingly, each Party shall keep, preserve and maintain in the ordinary course of business, and as required by Legal Requirements, all books, records, documents and other information in the possession or control of such Party and relevant to the foregoing purposes at least until the expiration of any applicable statute of limitations or extensions thereof.

(b) Each Party shall cooperate fully with, and make available for inspection and copying by, the other Party, its employees, agents, counsel and accountants and/or Governmental Authorities, upon written request and at the expense of the requesting Party, such books, records documents and other information to the extent reasonably necessary to facilitate the foregoing purposes. In addition, each Party shall cooperate with, and shall permit and use reasonable commercial efforts to cause its former and present members, managers, directors, officers and employees to cooperate with, the other Party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement.

(c) The exercise by any Party of any right of access granted herein shall not materially interfere with the business operations of the other Party.

11.3. Operation of Company as Wholly-Owned Subsidiary Through February 28, 2006. From the Closing Date through at least February 28, 2006, Purchaser covenants and agrees to maintain and operate the Company as a wholly-owned subsidiary of Purchaser, and to abide by the terms, conditions and restrictions set forth in the Non-Competition Agreement dated January 5, 2005 between the Company and the Purchaser. Immediately following the Closing, the Purchaser shall establish the Windermere Executive Committee (“WEC”), which shall be chaired by Raymond Tate and include Steve Tate, Elizabeth T. Winters, Susan T. Burrowbridge, Pete Larson, and such other members as Purchaser may appoint to such committee. The WEC shall have general oversight responsibility for the operations of the Company from the Closing Date through February 28, 2006, and shall report directly to the CEO of the Purchaser. Notwithstanding the foregoing, the Parties acknowledge and agree that at all times following the Closing Date the Purchaser shall have full power, authority and control over the operations and affairs of the Company and its Subsidiaries, provided that during this period, the Purchaser shall not relocate any Company contracts, assets, new business opportunities, or a significant number of personnel, as existed on the Closing Date, and during this period, for purposes of calculating the Earn Out, shall not allocate to the Company any additional or different expense items which are outside of the historic level of the Company’s general administrative expenses reflected in the Financial Statements, except for rent expense. During the period from the Closing Date through February 28, 2006, all new revenue opportunities which personnel of the Company are directly and primarily responsible for developing shall be accounted for as Company revenue and Purchaser shall operate the Company subject to the conditions and restrictions set forth herein and in the Non-Competition Agreement dated January 5, 2005 between the Company and the Purchaser.

12. PURCHASER’S RIGHT OF OFFSET. Purchaser shall have the right and option, but not the obligation, to offset and reduce the Earn Out:

(a) to the extent any Accounts Receivable of the Company (other than Hold Back Receivables identified by mutual agreement of the Parties in accordance with the Section 3.12(a) definition) which were in existence on February 28, 2006 have not been collected prior to May 31, 2006;

(b) by the amount of any indemnity or reimbursement due to Purchaser for any Taxes under Section 7.4(a);

(c) by any obligation of the Company or its Subsidiaries arising out of the matter described on Schedule 3.22(a) to the extent not paid by the Sellers after Closing (it being recognized that Sellers are solely responsible for paying such obligation, but if the Company or any Subsidiary agrees to pay such obligation on Sellers’ behalf, such payment shall not constitute an adjustment to EBITDA and Sellers agree to fully reimburse Company or its applicable Subsidiary for such payment no later than the date of payment of the Earn Out, whether by offset or direct payment); and

(d) by any indemnity amount owed by the Sellers to Purchaser under Section 13 below.

With respect to amounts under 12(d) above for which Purchaser claims it is entitled to indemnification hereunder, the Purchaser shall have no right of set-off except to the extent that the aggregate amount of the set-off claim(s) exceeds $100,000, calculated for purposes of this Section 12 without regard to any materiality standard contained in the applicable representation, warranty or covenant, and in which case the Purchaser shall have the right to off-set and reduce the Earn Out for all claim amounts in excess of $100,000. Before Purchaser exercises any right of offset it shall provide the Sellers with written notice of the amount of the claim and its intention to exercise its right of offset. The Sellers shall have fifteen (15) days from receipt of Purchaser’s notice to accept or reject the amount claimed by Purchaser. If the Sellers accept the amount claimed by Purchaser, Purchaser may exercise its right of offset under this Section 12. If Sellers rejects the amount claimed by Purchaser, the Sellers and the Purchaser shall seek in good faith to resolve any differences they have with respect to the claim and offset amount during the fifteen (15) day period following the Sellers’ rejection of the Purchaser’s claim. If the dispute is not resolved to the mutual satisfaction of the Purchaser and the Sellers within such fifteen (15) day period, each party shall have the right to require that the dispute be submitted to arbitration before one (1) arbitrator selected jointly by the parties, applying such arbitration rules as the parties mutually agree, and if they cannot agree, applying the Commercial Rules of the American Arbitration Association (“AAA”) without the need to institute an AAA proceeding. The ruling of the arbitrator shall be final and binding on all parties hereto, and may be entered as a judgment in any court of competent jurisdiction. The prevailing party shall be entitled to costs of the arbitration and reasonable attorney’s fees. Any arbitration pursuant to this provision shall be held in Maryland at a location agreed upon by the parties, applying the substantive laws of the State of Maryland with respect to the construction and interpretation of this Agreement. In the event any or all of the Sellers reject any amount claimed by Purchaser hereunder, or in the event of any dispute regarding the Earn Out, Purchaser shall have the right to retain and withhold the portion of the Earn Out equal to the amount of the disputed claim until the question of entitlement of the Sellers to delivery of all or a portion of such withheld amount of the Earn Out shall have been determined by (i) an agreement in writing executed by the Sellers and the Purchaser or (ii) a final judgment of an arbitrator chosen in accordance with this Section 12.

Notwithstanding anything to the contrary in this Section 12 or Section 13, Purchaser shall have no right to set off and reduce the Earn-Out or to receive indemnification for any amounts which have been included in the calculation of the Company’s EBITDA for the purposes of determining the Earn-Out.

13. INDEMNIFICATION

13.1. Indemnification by the Sellers. Subject to and to the extent provided in this Section 13, from and after the Closing, the Sellers shall, severally in proportion to their former percentage ownership of the Interests, indemnify, defend and hold harmless Purchaser’s Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Purchaser’s Indemnified Persons, directly or indirectly, as a result of, relating to or arising from:

(a) Any misrepresentation or breach of a representation or warranty made by the Company, the Active Subsidiaries or any Seller herein, provided, however, that any indemnification due the Purchaser as a result of a misrepresentation or breach of a representation or warranty made in Section 3.16 hereof as it relates to the Windermere Property and any liability resulting from environmental conditions existing thereon shall be limited as provided in Section 13.1(e) (below).

(b) The breach of any covenant, agreement or other obligation of the Company, its Subsidiaries or any Seller set forth in this Agreement or in any Closing Document;

(c) The operation or conduct of Business of the Company and its Subsidiaries prior to the Closing Date;

(d) The Program and the termination of such Program;

(e) Any Liability arising under any Environmental Law as it relates to the Windermere Property, but only to the same extent provided for by “Landlord” to “Tenant” in Section 20.2.2 of the Affiliate Leases attached hereto as Exhibit E;

(f) Any obligation or Liability of the Company or any Subsidiary not disclosed or accrued in the Financial Statements attached as Schedule 3.9 hereto, or any Schedule hereto;

(g) The reorganization and/or account changes implemented by the Company and/or its Subsidiaries in the first quarter of 2005, including without limitation, any claims, contract price adjustments, damages, fines, penalties and Losses suffered or incurred by the Company, its Subsidiaries or the Purchaser in connection therewith.

13.2. Indemnification by Purchaser. Subject to and to the extent provided in this Section 13, from and after the Closing Date, the Purchaser shall indemnify, defend and hold harmless Sellers’ Indemnified Persons, and each of them, from and against any Losses incurred or suffered by Sellers’ Indemnified Persons, directly or indirectly, as a result of, relating to or arising from:

(a) Any misrepresentation or breach of a representation or warranty made by Purchaser herein;

(b) The breach of any covenant, agreement or other obligation of Purchaser set forth in this Agreement; or

(c) Any claim by any Person (other than Sellers’ Indemnified Persons) to the extent alleging Losses resulting from the conduct of the Company’s and Subsidiaries’ Business after the Closing.

13.3. Notice and Control of Litigation. If any claim or liability is asserted in writing against a party entitled to indemnification under this Section 13 (the “Indemnified Party”) which would give rise to a claim under this Section 13, the Indemnified Party shall notify the person giving the indemnity (“Indemnifying Party”) in writing of the same within thirty (30) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement and prosecution of any litigation. If the Indemnifying Party, within twenty (20) days after notice of such claim, fails to defend such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 13.3 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified party a release from all liability in respect to such claim. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the Indemnifying Party shall be relieved of its obligations pursuant to this Section 13 only to the extent such failure to notify in the time required above materially adversely affects the Indemnifying Party’s ability to defend such matter.

13.4. Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 13, the Indemnified Party shall notify the Indemnifying Party in writing of the same within forty-five (45) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 13. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, it shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. Any obligation of the Sellers to make any payment under this Section 13 shall be made pursuant to Purchaser’s right of offset under Section 12 (at Purchaser’s election), or by Sellers directly to the extent such amounts exceed amounts due under the Earn Out.

13.5. Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any Party from asserting any other right, or seeking any other remedies, against the other Party or any third Person.

13.6. Survival. The representations, warranties, covenants and agreements made by the Parties to this Agreement shall survive the Closing and shall continue in full force and effect for two (2) years following the Closing Date; provided, however, that the indemnification obligations of the Parties shall survive Closing and continue in full force and effect after expiration of the two (2) year period following the Closing if a notice of claim has been submitted on or prior to the second anniversary of the Closing Date. In no event shall the aggregate liability of Sellers to Purchaser for such indemnification pursuant to this Agreement exceed the amount of the Earn Out plus One Hundred Fifty Thousand Dollars ($150,000).

13.7 Limitations on Indemnification. The Sellers shall have no indemnification obligation under Section 13.1, except to the extent that the aggregate amount of all indemnification claims exceeds One Hundred Thousand Dollars ($100,000), calculated for purposes of this Section 13 without regard to any materiality standard contained in the applicable representation, warranty or covenant, and in which case the Sellers shall be responsible for all amounts in excess of One Hundred Thousand Dollars ($100,000). Provided, however, that the foregoing sentence shall not be applicable to any claims arising under Section 7.4(a) herein, or from any breach of a representation or warranty contained in Sections 3.4, 3.29 or 3A.1, or from any fraud on the part of the Sellers, the Company or the Active Subsidiaries, as to each of which the Sellers shall have several liability, in proportion to their former percentage ownership of the Interests, for the first dollar of such claim without any limitation. The Purchaser shall have no indemnification obligation under Section 13.2, except to the extent that the aggregate amount of all indemnification claims exceeds One

Hundred Thousand Dollars ($100,000), calculated for purposes of this Section 13 without regard to any materiality standard contained in the applicable representation, warranty or covenant, and in which case the Purchaser shall be responsible for all amounts in excess of One Hundred Thousand Dollars ($100,000). Provided, however, that the foregoing sentence shall not be applicable to any claims arising from any fraud on the part of the Purchaser, for which the Purchaser shall have liability for the first dollar of such claim without any limitation.

14. GENERAL

14.1. Schedules. The annexed Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any fact disclosed on one Schedule hereto shall be deemed to be disclosed on each other applicable Schedule. At or prior to Closing, the Company shall supplement the Schedules or deliver new Schedules as necessary to make each of the representations and warranties contained in Section 3 true and correct in all material respects on and as of the Closing Date, provided however that if any updated Schedule discloses a fact or circumstance relating to the Company or its Subsidiaries that constitutes an adverse change that is unacceptable to Purchaser, Purchaser shall notify Sellers of its intention to terminate this Agreement by reason of the adverse change unless an appropriate adjustment is made as hereinafter provided. In that event, Sellers and Purchaser shall negotiate in good faith regarding an appropriate adjustment of the Purchase Price or other modification of this Agreement in light of the adverse change. If Sellers and Purchaser are unable to agree on such modification or adjustment prior to the Closing Date, Purchaser may either elect to Close notwithstanding the adverse change or Purchaser may terminate this Agreement by written notice to Sellers.

14.2. Tax Effect. None of the Parties (nor such Parties’ counsel or accountants) has made or is making in this Agreement any representation to any other Party (or such Party’s counsel or accountants) concerning any of the Tax effects or consequences on the other Party of the transactions provided for in this Agreement. Each Party represents that it has obtained, or may obtain, independent Tax advice with respect thereto and upon which it, if so obtained, has solely relied.

14.3. Reproduction of Documents. This Agreement and all documents relating hereto, including consents, waivers and modifications which may hereafter be executed, the Closing Documents, financial statements, certificates and other information previously or hereafter furnished to any Party, may be reproduced by any Party by any photographic, microfilm, electronic or similar process and the Parties may destroy any original documents so reproduced. The Parties stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the ordinary course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.4. Time of Essence. Time is of the essence in the performance of this Agreement, provided that, if the day on or by which a notice must or may be given, or the performance of any Party’s obligation is due, is a Saturday, Sunday or holiday for banks in Baltimore, Maryland, then the day on or by which such notice must or may be given, or that such performance is due, shall automatically be extended to the first business day thereafter. This Section may be waived only in a writing expressly referring hereto.

14.5. Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by any Party or any Party must or may exercise discretion, such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

14.6. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to such State’s conflicts of laws rules.

14.7. Exclusive Jurisdiction. Except as otherwise set forth in Sections 2.2(b) and 12 herein, the courts of the United States District Court for the District of Maryland shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement or any Closing Document or any matter arising therefrom. The Parties irrevocably waive any right they may have to object to any action being brought in courts located in the United States District Court for the District of Maryland to claim that the action has been brought to an inconvenient forum or to claim that these courts do not have jurisdiction. The prevailing Party in any such action shall be entitled to its reasonable attorney’s fees and costs in connection with such action.

14.8. Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns. No Party may assign this Agreement without the prior written consent of the other Parties.

14.9. Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties, Purchaser’s Indemnified Persons, Sellers’ Indemnified Persons, and their respective successors and permitted assigns, and are not intended to confer third-party beneficiary rights upon any other Person

14.10. Waiver of Breach, Right or Remedy. The waiver by any Party of any breach or violation by another Party of any provision of this Agreement or of any right or remedy permitted the waiving Party in this Agreement (i) shall not waive or be construed to waive any subsequent breach or violation of the same provision (ii) shall not waive or be construed to waive a breach or violation of any other provision, and (iii) shall be in writing and may not be presumed or inferred from any Party’s conduct. The election of any one or more remedies by a Party shall not constitute a waiver of the right to pursue other available remedies. In addition to any other rights and remedies any Party may have at law or in equity for breach of this Agreement, each Party shall be entitled to seek an injunction to enforce the provisions of this Agreement.

14.11. Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given if given in writing (i) on the date tendered by personal delivery; (ii) on the date received by facsimile or other electronic means; (iii) on the date tendered for delivery by nationally recognized overnight courier, or (iv) on the date tendered for delivery by United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, in any event addressed as follows:

If to Purchaser:	Essex Corporation
9150 Guilford Rd.
Columbia, MD 21046-1891
Attention: Leonard E. Moodispaw

With a copy to:	Donna M.D. Thomas, Esquire
Astrachan Gunst & Thomas, P.C.
217 East Redwood Street, 21st Floor
Baltimore, MD 21202

If to the Company:	The Windermere Group, LLC
6250 Old Dobbin Lane, Suite 160
Columbia, MD 21045
Attention: Steve Tate and Pete Larson

With a copy to:	John R. Orrick, Jr., Esquire
Linowes and Blocher LLP
7200 Wisconsin Avenue, Suite 800
Bethesda, MD 20814

or to such other address or number, and to the attention of such other Person, as any Party may designate at any time in writing in conformity with this Section.

14.12. Waiver of Jury Trial. THE PURCHASER, THE COMPANY, THE SUBSIDIARIES AND THE SELLERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.13. Severability. If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

14.14. Entire Agreement; Amendment. Other than the Non-Competition Agreement dated January 5, 2005 by and between the Company and the Purchaser, this Agreement its Schedules and Exhibits and the Closing Documents supersede all previous contracts, agreements and understandings, including the Term Sheet dated January 5, 2005, and constitute the entire agreement of whatsoever kind or nature existing between or among the Parties representing the subject matters herein and therein, and no Party shall be entitled to benefits other than those specified herein and therein. As between or among the Parties, any oral or written representation, agreement or statement not expressly incorporated herein or in any of the Closing Documents, whether given prior to or on the Effective Date, shall be of no force and effect unless and until made in writing and signed by the Parties on or after the Effective Date. The representations and warranties set forth in this Agreement shall survive the Closing and remain in full force and effect as provided in Section 13, and shall survive the execution and delivery of all other agreements, instruments or other documents described, referenced or contemplated herein and shall not be merged herewith or therewith. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but the same instrument. This Agreement may not be amended except in a written instrument executed the Parties.

14.15. Drafting. No provision of this Agreement shall be interpreted for or against any Person on the basis that such Person was the draftsman of such provision, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

14.16. Confidentiality; Public Announcements.

(a) Except as required by Legal Requirements, the Sellers, Company and Subsidiaries, on the one hand, and Purchaser, on the other hand, shall keep this Agreement and its contents confidential and not disclose the same to any Person (except the Parties’ attorneys, accountants or other professional advisors and except to the applicable Governmental Authorities in connection with any required notification or application for approval or a license or exemption therefrom) without the prior written consent of the other Party. With respect to information provided by the Company to Purchaser in connection with and relative to this proposed transaction, the Mutual Non-Disclosure Agreement between the Company and Purchaser dated August 4, 2004 shall remain in effect until Closing.

(b) At all times before the Closing, the Sellers, Company and Subsidiaries, on the one hand, and Purchaser, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other Party’s approval of the text of any public report, statement or release to be made on behalf of such Party. If either Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, in the opinion of legal counsel to such Party, necessary to discharge such Party’s disclosure obligations under law, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party a copy thereof. Nothing herein shall prohibit any Party from responding to questions presented by the press or media without first obtaining prior written consent of the other Party.

IN WITNESS WHEREOF, all of the Parties hereto have caused this Agreement to be duly executed in multiple originals as of the dates set forth below, effective as of the Effective Date.

PURCHASER:

ESSEX CORPORATION, a Virginia Corporation

By:	/s/ Leonard E. Moodispaw	(SEAL)
Leonard E. Moodispaw, President and CEO

Dated:	February 28, 2005

COMPANY:

THE WINDERMERE GROUP, LLC, a Maryland limited liability company

By:	/s/ Raymond T. Tate	(SEAL)
Raymond T. Tate, President

Dated:	February 28, 2005

By:	/s/ Elizabeth Tate Winters	(SEAL)
Elizabeth Tate Winters, Treasurer and Vice President of Human Resources

Dated:	February 28, 2005

ACTIVE SUBSIDIARIES:

WINDERMERE HDS, LLC, a Maryland limited liability company

By:	/s/ Raymond T. Tate	(SEAL)
Raymond T. Tate, President and Chief Operating Officer

Dated:	February 28, 2005

By:	/s/ Elizabeth Tate Winters	(SEAL)
Elizabeth Tate Winters, Treasurer and Vice President of Human Resources

Dated:	February 28, 2005

WINDERMERE INFORMATION TECHNOLOGY SYSTEMS, LLC, a Maryland limited liability company

By:	/s/ Raymond T. Tate	(SEAL)
Raymond T. Tate, President and Chief Operating Officer

Dated:	February 28, 2005

By:	/s/ Elizabeth Tate Winters	(SEAL)
Elizabeth Tate Winters, Treasurer and Vice President of Human Resources

Dated:	February 28, 2005

SELLERS:

THE SUSAN KATHARINE TATE BURROWBRIDGE, LLC, a Maryland limited liability company

By:	/s/ Susan Katharine Tate Burrowbridge	(SEAL)
Susan Katharine Tate Burrowbridge, General Manager

Dated:	February 28, 2005

THE ELIZABETH TATE WINTERS, LLC, a Maryland limited liability company

By:	/s/ Elizabeth Tate Winters	(SEAL)
Elizabeth Tate Winters, General Manager

Dated:	February 28, 2005

THE ANDREW PATRICK TATE, LLC, a Maryland limited liability company

By:	/s/ Raymond T. Tate	(SEAL)
Raymond T. Tate, General Manager

Dated:	February 28, 2005

SCHEDULES TO PURCHASE AGREEMENT

Schedule 3.1	Jurisdictions Where Company is Qualified or Licensed to Do Business

Schedule 3.2	Jurisdictions Where Subsidiaries are Qualified or Licensed to Do Business

Schedule 3.4(a)	Securities or Interests held by Company in each Subsidiary/Authorized Capital Interest of Company/Number of Issued and Outstanding Interests Held by Each Seller/Current Members, Managing Member, Directors and Officers of Company and each Subsidiary

Schedule 3.4(b)	Plan Documents for The Performance Bonus and Equity Earn Out Program (the “Program”)/Documentation Relating to Termination of Program and the Assignment to and Assumption by Sellers of all Obligations and Liabilities Under the Program

Schedule 3.5(b)	Liabilities or Indebtedness for Which the Transaction Presents a Conflict or Breach

Schedule 3.5(d)	Contracts for Which the Transaction Presents a Conflict or Breach/Required Governmental Approvals

Schedule 3.5(f)	Required Consents or Notices

Schedule 3.7	Contracts or Rights to Acquire Material Assets or Interests Therein

Schedule 3.8	Exceptions to Legal and Regulatory Requirements

Schedule 3.9	Financial Statements

Schedule 3.11	Recent Activities Since 12/31/04

Schedule 3.12(a)	Accounts Receivable List

Schedule 3.13	Exceptions to Condition of Assets

Schedule 3.14	Encumbrances on Assets

Schedule 3.15	Real Property Leases

Schedule 3.16	Exceptions to Environmental Matters/Representations

Schedule 3.17	List of Intellectual Property, Licenses and Sublicenses

Schedule 3.18	List of Insurance Policies/Arrangements

Schedule 3.19	List of Permits

Schedule 3.20	Interested Party Transactions

Schedule 3.21(a)	Material Contracts

Schedule 3.22(a)	Subpoena Issue - Language to be Supplied

Schedule 3.22(b)	Internal Investigations/Voluntary Disclosures Regarding Irregularities Under Government Contracts

Schedule 3.22(f)	Government Contracts Under Audit

Schedule 3.23	List of Customers and Contracts

Schedule 3.23(a)	Notices of Termination, Modification, Reduction, Non-renewal or Adverse Change to any Customer Relationship or Contract

Schedule 3.23(b)	Required Consents or Approvals

Schedule 3.23(c)	Loss Contracts

Schedule 3.23(d)	Warranty, Maintenance, Repair, Support and Service Obligations Relating to Company Products

Schedule 3.24(a)	Exceptions to Labor and Employment Laws and Claims under Worker’s Compensation or Long Term Disability Policies

Schedule 3.24(b)	Exceptions to Employment At-Will, Liabilities to Terminated Employees and Accrued Sick Pay

Schedule 3.24(c)(i)	Key Employees

Schedule 3.24(c)(ii)	Expected Termination of Employees/Officers/Consultants

Schedule 3.24(d)	List of Employees and Consultants and Their Compensation and Benefits

Schedule 3.24(e)	Employee Claims, Collective Bargaining Agreements or Union Contracts

Schedule 3.24(f)	Pre-Closing Employee Compensation and Benefit Claims Not Disclosed in Financial Statements

Schedule 3.24(g)	WARN Act Disclosures

Schedule 3.25(a)	Employee Benefit Plans and Other Plans

Schedule 3.25(b)	Exceptions to Compliance With Respect to Employee Benefit Plans and Other Plans

Schedule 3.25(e)	Claims Relating to Employee Benefit Plans or Other Plans

Schedule 3.25(h)	Defined Benefit Plans

Schedule 3.28(i)	Litigation and Noninsured Actions

Schedule 3.28(ii)	Claims Which Could Have a Material Adverse Effect

Schedule 3.29(a)	Exceptions to Tax Filings

Schedule 3.29(e)	Tax Return Filings

Schedule 3.29(f)	Tax Sharing and Indemnity Agreements

Schedule 3.29(i)	Extraordinary Transactions for Which a Tax Opinion has Been Received

Schedule 3.29(l)	Basis in Assets

Schedule 3.31	Bank Relationships

Schedule 3A.1	Sellers’ Interests

Schedule 8.10	Key Employee Retention Plan

Schedule 9.13	Real Property Leases Requiring Consents

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EXHIBITS TO PURCHASE AGREEMENT

Exhibit A	Release

Exhibit B	Opinion of Purchaser’s Counsel

Exhibit C	Non-Disclosure and NonCompetition Agreement

Exhibit D	Opinion of Company’s In-House Counsel

Exhibit D-1	Opinion of Seller’s Counsel

Exhibit E	Affiliate Leases

Exhibit F	Operating Agreements

Exhibit G	Escrow Agreement

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